                                                              Exhibit (a)(2)(ii)

                              --------------------
                                     HANOVER
                              --------------------

                               [Graphic Omitted]

                            HANOVER FOODS CORPORATION
                           OFFER TO PURCHASE FOR CASH
              ALL SHARES OF CLASS A COMMON STOCK, $25.00 PAR VALUE,
                     HELD BY HOLDERS OF 15 OR FEWER SHARES

         Hanover Foods Corporation, a Pennsylvania corporation, is offering to purchase for cash all shares of its Class A common stock, $25.00 par value per share (the "Class A common stock"), held by shareholders that own 15 or fewer shares of its Class A common stock of record as of the close of business on November 22, 2004 subject to the terms set forth in this offer to purchase and in the related letter of transmittal. If you own more than 15 shares of Class A common stock of record at the close of business on November 22, 2004, this Offer to Purchase does not apply to you and is sent to you solely for information purposes and to comply with applicable rules.

         We will pay $131.00 per share for each share of our Class A common stock properly tendered by an eligible shareholder and accepted by us. This price represents (i) the appraised value of a share of our Class A common stock as of September 30, 2004 as determined by Gocial Gerstein, LLC, certified public accountants and preparer of the independent appraisal described in this offer to purchase, and (ii) a 55% premium over $84.25, the closing price of our Class A common stock on the Over-the-Counter Bulletin Board on November 19, 2004, the last date a trade occurred in our Class A common stock as reported through December 1, 2004.

         THIS OFFER WILL EXPIRE AT 5:00 P.M., HANOVER, PENNSYLVANIA TIME, ON JANUARY 7, 2005, UNLESS EXTENDED OR TERMINATED. WE MAY EXTEND THIS OFFER AT ANY TIME.

         If you are an eligible shareholder and would like to accept this offer, you must tender all of your shares of Class A common stock in the manner described in this offer to purchase and in the related letter of transmittal. WE WILL NOT ACCEPT PARTIAL TENDERS. ONCE YOU TENDER YOUR SHARES, YOU MAY NOT WITHDRAW THEM EVEN IF WE EXTEND THIS OFFER BEYOND THE SCHEDULED EXPIRATION DATE. This offer is not conditioned on the receipt of any minimum number of shares, but it is our intention not to consummate the offer unless at least 68 eligible shareholders accept the offer.

         If, after the completion of this offer, we have fewer than 300 shareholders of record of our Class A common stock, we intend to terminate the registration of our Class A common stock under the Securities Exchange Act of 1934, as amended, and become a nonreporting company. This means that we will no longer file reports with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will not be subject to the proxy rules of the Securities and Exchange Commission. In addition, if we become a nonreporting company, our Class A common stock will not be eligible for quotation on the Over-the-Counter Bulletin Board. Instead, we expect our Class A common stock to be quoted on the Pink Sheets.

         If you have any questions regarding this offer, please contact Gary Knisely, our Executive Vice President and Chief Financial Officer, at (717) 632-6000, Pietro Giraffa, our Vice President-Chief Accounting Officer at (717) 632-6000, extension 3901 or Patricia Townsend, our Human Resources Manager, at
(717) 632-6000, extension 3923. If you would like additional copies of this offer to purchase or related documents, please contact Mr. Knisely, Mr. Giraffa or Ms. Townsend and copies will be furnished to you promptly, free of charge. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning this offer.

         We have not authorized any person to make any recommendation on our behalf as to whether eligible shareholders should tender their shares pursuant to this offer, give any information or make any representations in connection with this offer, other than those contained in this offer to purchase or in the related letter of transmittal. If any recommendation is made or other information is given, you should not rely on such recommendation or information as having been authorized by us.

         This offer is not an offer to purchase securities from, and it is not soliciting an offer to sell any securities from, any person in any jurisdiction where the purchase or offer is not permitted. You should not assume that the information in this offer to purchase is accurate as of any date other than the date on the front page of this offer to purchase.

         PLEASE READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE MAKING A DECISION TO TENDER YOUR SHARES.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         _______________________________

            The date of this offer to purchase is December 2, 2004.

                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS ...........................................................................   1
SUMMARY OF TERMS .....................................................................................   1
QUESTIONS AND ANSWERS ................................................................................   4
SPECIAL FACTORS ......................................................................................   9
   Purposes of the Offer .............................................................................   9
   Timing of the Offer ...............................................................................  11
   Background of the Board's Determination To Pursue This Offer ......................................  11
   Our Reasons For Pursuing the Offer as Opposed to Other Alternatives ...............................  12
   Fairness of the Offer .............................................................................  13
   Effects of the Offer Generally ....................................................................  17
   Effects of the Offer on Affiliates as Shareholders ................................................  19
   Effects of the Offer on Unaffiliated Shareholders .................................................  20
   Our Position as to the Fairness of the Offer to Unaffiliated Shareholders .........................  21
   Material U.S. Federal Income Tax Considerations ...................................................  23
   Shareholder Approval and Appraisal Rights .........................................................  26
   Recommendation ....................................................................................  26
   Intentions of Insiders ............................................................................  26
   Plans After Completing the Offer ..................................................................  27
   Stock Repurchase Plan .............................................................................  27
   Recent Transactions, Negotiations and Contacts ....................................................  27
TERMS OF THE OFFER ...................................................................................  28
   General ...........................................................................................  28
   Conditions of the Offer ...........................................................................  29
   Waiver of Conditions ..............................................................................  30
   Expiration and Extension of the Offer .............................................................  30
   Termination or Amendment of the Offer .............................................................  31
   Procedure for Tendering Shares ....................................................................  31
   Rejection; Determination of Validity ..............................................................  32
   Representations of Tendering Shareholders .........................................................  33
   Lost or Destroyed Certificates ....................................................................  33
   No Dissenters' or Appraisal Rights ................................................................  33
   No Shareholder Vote ...............................................................................  33
   No Withdrawal Rights ..............................................................................  33
   Return of Unpurchased Shares ......................................................................  33
   Purchase and Payment ..............................................................................  33
   Source and Amount of Funds ........................................................................  34
   Fees and Expense ..................................................................................  34
INFORMATION ABOUT THE COMPANY ........................................................................  35
   Market Price and Dividend Information .............................................................  35
   Summary Consolidated Financial Information ........................................................  35
   Other Financial Data ..............................................................................  36
   Projections .......................................................................................  36
MANAGEMENT INFORMATION ...............................................................................  38
   Directors .........................................................................................  38
   Executive Officers Who Are Not Also Directors .....................................................  40
   Security Ownership of Directors and Executive Officers and Other Beneficial Owners ................  40
WHERE YOU CAN FIND ADDITIONAL INFORMATION ............................................................  45

APPENDIX A - LETTER OF TRANSMITTAL ................................................................... A-1
APPENDIX B - APPRAISAL ............................................................................... B-1
APPENDIX C - FAIRNESS OPINION ........................................................................ C-1

                           FORWARD-LOOKING STATEMENTS

         Certain statements made in this offer to purchase may constitute forward-looking statements relating to our business. When used in this offer to purchase, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projected," or similar expressions are intended to identify "forward-looking statements." Such statements are subject to certain risks and uncertainties associated with our business, including, but not limited to, quarterly fluctuations in operating results, competition, state and federal regulation, environmental considerations, foreign operations and a possible change of control as a result of a Warehime family dispute. Such factors discussed in our Annual Report on Form 10-K/A for the fiscal year ended May 30, 2004 could affect our financial performance and cause our actual results for future periods to differ materially from any opinion or statements expressed herein with respect to future periods. As a result, we wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to review or update these forward-looking statements.

                                SUMMARY OF TERMS

         This summary, as well as the questions and answers that follow, highlight selected information included elsewhere in this offer to purchase. To fully understand this offer and other considerations that may be important about whether to tender your shares, you should carefully read this offer to purchase in its entirety as well as the related letter of transmittal. For further information regarding Hanover Foods Corporation, see "Where You Can Find Additional Information." Except as otherwise provided or unless the context indicates otherwise, the words "Hanover Foods Corporation," the "Company," "we," "our," "ours" and "us" refer to Hanover Foods Corporation and its subsidiaries.

         We are offering to purchase for cash all shares of our Class A common stock held by shareholders of record who owned 15 or fewer shares of our Class A common stock, referred to in this offer to purchase as eligible shareholders, as of the close of business on November 22, 2004, the record date. The material terms and conditions of this offer are set forth below:

         o This offer is voluntary. Eligible shareholders may, but are not required to, tender their shares. ELIGIBLE SHAREHOLDERS WHO WISH TO ACCEPT THIS OFFER, HOWEVER, MUST TENDER ALL OF THE SHARES THEY OWN. PARTIAL TENDERS WILL NOT BE ACCEPTED.

         o If you are an eligible shareholder and you wish to accept this offer, there are two methods by which you can tender your shares, depending on how you hold those shares:

                  o if you hold physical certificates evidencing the shares, you should complete and sign the letter of transmittal in accordance with its instructions and mail and deliver the letter of transmittal, the certificates evidencing the shares and any other required documents to us at 1486 York Street, Hanover, Pennsylvania 17331 Attention: Patricia Townsend; or

                  o if you are a beneficial owner whose shares are registered in "street name," i.e., in the name of a broker, dealer, bank, trust company or other nominee as a record holder, you should contact that institution if you intend to tender your shares. See "Terms of the Offer -- Procedure for Tendering Shares."

         o We will pay $131.00 for each share of our Class A common stock that is properly tendered by an eligible shareholder. The price of $131.00 per share represents (i) the appraised value of a share of our Class A common stock as of September 30, 2004 as determined by Gocial Gerstein, LLC, certified public accountant and preparer of the independent appraisal described in this offer to purchase, and
                  (ii) a 55% premium over $84.25, the closing price of our Class A common stock on the Over-the-Counter Bulletin Board, referred to as OTCBB in this offer to purchase, on November 19, 2004, the last date a trade occurred in our Class A common stock as reported through December 1, 2004. Our board of directors believes that the appraised price more accurately reflects the value of a share of our Class A common stock than the price reported on the OTCBB because of the low trading volume and small number of market markers quoting our Class A common stock on the OTCBB. See "Terms of the Offer - General" and "Special Factors - Purposes of the Offer" and "Special Factors - Fairness of the Offer."

         o You will not be obligated to pay any commissions to us in connection with the sale of your shares pursuant to this offer.

         o THIS OFFER WILL EXPIRE AT 5:00 P.M., HANOVER, PENNSYLVANIA TIME, ON JANUARY 7, 2005, REFERRED TO IN THIS OFFER TO PURCHASE AS THE EXPIRATION DATE, UNLESS EXTENDED OR TERMINATED. IN ORDER FOR YOUR TENDER TO BE ACCEPTED BY US, THE DEPOSITARY MUST RECEIVE YOUR PROPERLY EXECUTED DOCUMENTS AT OR PRIOR TO THIS TIME. WE WILL MAKE A PUBLIC ANNOUNCEMENT IF WE DECIDE TO EXTEND THE OFFER. SEE "TERMS OF THE OFFER -- EXPIRATION AND EXTENSION OF THE OFFER" AND "TERMS OF THE OFFER -- TERMINATION OR AMENDMENT OF THE OFFER."

         o Once you tender your shares in this offer, you may not withdraw them even if we extend this offer beyond the scheduled expiration date. If your shares are not properly tendered at or prior to 5:00 p.m., Hanover, Pennsylvania time, on the expiration date, we will have no obligation to accept the tender of your shares. If we do not accept the tender of your shares, we will return your shares to you. See "Terms of the Offer -- No Withdrawal Rights."

         o If you sell your shares to us pursuant to this offer, you will no longer be our shareholder and will no longer have the right to receive any dividends that our board of directors may declare in the future or any other right that you may have as a shareholder of our Class A common stock, including voting rights.

         o This offer is not conditioned on the receipt of tenders for any minimum number of shares, but it is our intention not to consummate the offer unless at least 68 eligible shareholders accept the offer. See "Terms of the Offer -- Conditions to the Offer."

         o If, upon the completion of this offer, we have fewer than 300 shareholders of record of our Class A common stock, we intend to terminate the registration of our Class A common stock under the Securities Exchange Act of 1934, as amended, referred to in this offer to purchase as the Exchange Act, and become a nonreporting company. This means that we will no longer file reports with the Securities and Exchange Commission, referred to in this offer to purchase as the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will no longer be subject to the SEC's proxy rules. We do intend, however, to provide our remaining shareholders with our audited financial statements on an annual basis and our quarterly earnings reports after we become a nonreporting company. This information will not be as detailed or extensive as the information we currently file with the SEC. See "Special Factors -- Plans After Completing the Offer."

         o If we terminate the registration of our Class A common stock under the Exchange Act, shares of our Class A common stock will not be eligible for quotation on the OTCBB, but we expect our Class A common stock will be quoted on the Pink Sheets. See "Special Factors -- Effects of the Offer Generally."

         o We have engaged Ryan Beck & Co., Inc. to issue a "fairness" opinion with respect to the offer. See "Special Factors -- Fairness of the Offer" and "Special Factors - Our Position as to the Fairness of the Offer to Unaffiliated Shareholders."

         o We have not granted any shareholder any voting, appraisal or dissenters' rights in connection with the offer. See "Special Factors -- Shareholder Approval and Appraisal Rights."

         o Your receipt of cash in exchange for your shares should be a taxable transaction for United States federal income tax purposes and may be a taxable transaction for state and local income tax purposes as well. You should consult with your tax advisor before tendering your shares. See "Special Factors -- Material U.S. Federal Income Tax Considerations."

         For additional information regarding this offer, see "Special Factors" and "Terms of the Offer." You may contact Gary Knisely at (717) 632-6000, Pietro Giraffa at (717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923 if you have any additional questions or need additional copies of this offer to purchase, the letter of transmittal, any other related documents or any document containing information incorporated by reference in this offer to purchase. Please include "Attention: Shareholder Offer" on your correspondence. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning this offer.

                             ______________________

         Our principal executive offices are located at 1486 York Street, Hanover, Pennsylvania 17331. Our telephone number is (717) 632-6000.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                              QUESTIONS AND ANSWERS

WHO IS OFFERING TO PURCHASE MY SHARES?

         Hanover Foods Corporation is offering to purchase shares of its Class A common stock from eligible shareholders.

AM I ELIGIBLE TO PARTICIPATE IN THE OFFER?

         You may tender your shares only if you owned of record 15 or fewer shares of our Class A common stock either in your own name or in "street name" in a brokerage account maintained by you on the record date. A single shareholder may have multiple certificates, but in aggregate they must total 15 or fewer shares of our Class A common stock in order to be tendered. If our records indicate you are a holder of 15 or fewer shares and are eligible to participate in this offer, the number of shares you own of record is printed in the "Description of Shares Tendered" section of the letter of transmittal included with this offer to purchase. We have also included as Appendix A to this offer to purchase a copy of the letter of transmittal for the information of shareholders who, as our records indicate, are not eligible to participate in this offer. If you are eligible to and elect to participate in this offer, you must tender all the shares you own. We will not accept partial tenders.

         If you have questions regarding your eligibility to participate in this offer, contact Gary Knisely at (717) 632-6000, Pietro Giraffa at (717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923. We reserve the right to make all determinations of who is eligible to participate in this offer.

WHAT DOES THE STOCK CERTIFICATE LOOK LIKE?

         Your certificates of our Class A common stock may be for "Hanover Foods Corporation" or "Hanover Brands, Inc." both of which can be tendered to participate in this offer. In 1990, we changed our name from Hanover Brands, Inc. to Hanover Foods Corporation. Under the Pennsylvania Business Corporation Law, the name change does not require the exchange of old stock certificates for stock certificates with the new company name. If you purchased shares of our Class A common stock prior to the name change, you may still have stock certificates for Hanover Brands, Inc.

WHAT WILL I BE PAID FOR THE SHARES OF MY CLASS A COMMON STOCK?

         We offer the purchase price of $131.00 per share. We will pay the full purchase price to you in cash. The price of $131.00 per share represents (i) the appraised value of a share of our Class A common stock as of September 30, 2004 as determined by Gocial Gerstein, LLC, certified public accountants and preparer of the independent appraisal described in this offer to purchase, and (ii) a 55% premium over the closing price of our Class A common stock on the OTCBB on November 19, 2004, the last date a trade occurred in our Class A common stock as reported through December 1, 2004. We will not pay any interest on the purchase price for the period commencing on the date you tender your shares of Class A common stock until the date you receive your payment.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

         No. You will have no obligation to pay any commissions to us as a result of your participation in this offer. However, if you hold your shares in "street name," your broker may charge you fees for participating in this offer.

WHEN WILL I RECEIVE MY MONEY?

         To the extent permitted by law and SEC rule, we may purchase tendered shares prior to the expiration date. If we so purchase your shares, we will mail your check promptly in accordance with the procedures described in this offer to purchase and in the related letter of transmittal. Subject to our ability to deregister the Class A common stock, we may purchase your shares after the expiration date and if we do so, we will mail your check promptly in accordance with the procedures described in this offer to purchase and in the related letter of transmittal. Please allow sufficient time for the U.S. Postal Service to deliver your check.

DO I HAVE TO TENDER MY SHARES?

         No. You may elect to continue to hold your shares and retain your rights as a shareholder, including any right to vote your shares and to receive any dividends that might be declared by our board of directors in the future.

HOW DO I TENDER MY SHARES?

         If you are a "record holder" and hold your shares of Class A common stock in your own name, complete and sign the letter of transmittal and deliver it, along with your stock certificate(s) for all your shares and any other required documents, to us at 1486 York Street, Hanover, Pennsylvania 17331,
Attention: Patricia Townsend. Please send your documents so that they are received at or prior to 5:00 p.m., Hanover, Pennsylvania time, on the expiration date.

         If your shares of Class A common stock and any other required documents, are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact them if you desire to tender your shares. You will need to provide them with instructions. In addition, you may contact Gary Knisely at (717) 632-6000, Pietro Giraffa at (717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923 for further information. See "Terms of the Offer -- Procedure for Tendering Shares" for more detailed instructions.

WHAT IF I HAVE LOST MY STOCK CERTIFICATE(S)?

         If your stock certificate has been lost, stolen, misplaced or destroyed, you should contact Gary Knisely at (717) 632-6000, Pietro Giraffa at
(717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923 ask for a "lost stock certificate affidavit" and instructions. This lost stock certificate affidavit will be required to be submitted, together with the letter of transmittal, in order to receive payment for shares of our Class A common stock tendered and accepted. Please provide us with your return address and a telephone number at which you can be reached.

HOW MUCH TIME DO I HAVE TO TENDER MY SHARES?

         You may tender your shares at any time until 5:00 p.m., Hanover, Pennsylvania time, on January 7, 2005, the expiration date. Your documents must be received in good order by us by that time. We may choose to extend this offer for any reason. If we do so, we will issue a press release by 9:00 a.m., Hanover, Pennsylvania time, on the next business day after the previously scheduled expiration date.

CAN I TENDER LESS THAN ALL OF MY SHARES?

         No. If you wish to participate in this offer, you must tender all of your shares of Class A common stock. We will not accept partial tenders.

CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

         No. Once you tender your shares of Class A common stock, you cannot withdraw your tendered shares. If we extend the offer, the shares tendered before the extension still cannot be withdrawn and may be held through the end of the offer until payment.

WHY IS HANOVER FOODS CORPORATION MAKING THE OFFER?

         We are making this offer in order to achieve cost savings for our company. We are attempting to reduce the number of holders of record of our Class A common stock to less than 300 so that we can terminate the registration of our Class A common stock under the Exchange Act. Compliance with rules and regulations applicable to public companies and the preparation of SEC reports, including the Form 10-K, Form 10-Q, Form 8-K, proxy statements and annual reports, involve significant costs. If we terminate the registration of our Class A common stock under the Exchange Act, we will no longer be required to file reports on Form 10-K, 10-Q or 8-K and proxy materials with the SEC or send annual reports to shareholders.

         In addition, as an SEC reporting company, we are subject to a number of requirements regarding the certification of internal control over financial reporting and disclosure controls and procedures, which became effective as a result of the Sarbanes-Oxley Act of 2002, referred to in this offer to purchase as the Sarbanes-Oxley Act. Requirements of the Sarbanes-Oxley Act and SEC rules and regulations promulgated under the Sarbanes-Oxley Act, while well intended, have imposed significant additional costs on reporting companies. These costs and the associated incremental demands on management's time are particularly burdensome for us.

         By ceasing to be an SEC reporting company, we expect to achieve substantial cost savings. In addition, we believe this offer will reduce our costs associated with administering small shareholder accounts and will provide economical means for small holders of our Class A common stock to sell their shares at a price above the price quoted on the OTCBB. See "Special Factors -- Purposes of the Offer" for a more detailed discussion.

WILL THERE BE A MARKET FOR THE CLASS A COMMON STOCK FOLLOWING THE COMPLETION OF THE OFFER?

         Yes, we expect there will be a market for the Class A common stock on the Pink Sheets. If this offer results in the number of holders of record of our Class A common stock falling below 300 and we terminate the registration of our Class A common stock under the Exchange Act, our Class A common stock will not be eligible for quotation on the OTCBB. Thereafter, we expect our Class A common stock to be quoted on the Pink Sheets LLC and we intend to supply the information required by Rule 15c2-11 of the Exchange Act to permit trading to occur on the Pink Sheets. The Pink Sheets is an inter-dealer quotation service for equity securities that does not require the issuers of stocks quoted by broker/dealers to file reports under the Exchange Act. See "Special Factors - Effects of the Offer Generally" for a more detailed discussion.

WILL HANOVER FOODS CONTINUE TO PROVIDE FINANCIAL INFORMATION TO ITS SHAREHOLDERS AND RETAIN ITS CORPORATE GOVERNANCE POLICIES AFTER DEREGISTRATION?

         Yes. Even though it is our intention to cease being an SEC reporting company solely for cost savings, we still believe in good corporate governance. Therefore, our board has determined that after deregistration of our Class A common stock under the Exchange Act we will (unless otherwise determined by a majority of our independent directors) continue to:

         -        Provide our shareholders with quarterly earnings reports;

         - Provide our shareholders with annual reports and/or proxy statements which would contain the following:

                  o        Audited financial statements,

                  o A disclosure of any material transaction between the Company or any subsidiary and John Warehime or members of his immediate family, in the same detail (and subject to the same exceptions and definitions) as would be required if we continued to have our Class A common stock registered under the Exchange Act,

                  o A disclosure of any material transaction between the Company or any subsidiary and any of our other directors or executive officers, in the same detail (and subject to the same exceptions and definitions) as would be required if we continued to have our Class A common stock registered under the Exchange Act,

                  o A disclosure of all material compensation arrangements between the Company or any subsidiary and John Warehime or members of his immediate family, in the same detail (and subject to the same exceptions and definitions) as would be required if we continued to have our Class A common stock registered under the Exchange Act, and;

         - Retain the corporate governance policies and procedures we already adopted pursuant to the Sarbanes-Oxley Act, including our:

                  o        Code of Ethics for Senior Financial Officers,

                  o        Whistle-Blower Policy,

                  o        Policy with Respect to Nominations of Director
                           Candidates,

                  o Shareholder Communication Policy and Policy Regarding Board Members' Attendance of Annual Shareholder Meetings,

                  o        Audit Committee Pre-Approval Policy and Procedure,

                  o        Nominating and Corporate Governance Committee
                           Charter, and

                  o        Amended and Restated Audit Committee Charter.

WILL HANOVER FOODS CORPORATION COMPLETE THE OFFER IF AS A RESULT OF COMPLETION THE NUMBER OF HOLDERS OF RECORD OF OUR CLASS A COMMON STOCK WILL NOT FALL BELOW 300?

         No. If the number of holders of record of our Class A common stock will not fall below 300 as a result of consummation of the offer, we do not intend to complete the offer. If upon expiration of the offer an insufficient number of record shareholders have tendered their shares to reduce the number of shareholders to less than 300, we may extend the offer or modify it to permit shareholders in any amount up to 99 shares of our Class A common stock to tender. If after all extensions and modifications there is an insufficient number of tendering record shareholders to reduce the number of shareholders to less than 300, we do not intend to complete the extended or modified offer.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

         Your receipt of cash in consideration for your shares pursuant to this offer should be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for state, local, foreign and other tax purposes as well. Please consult with your tax advisor to determine the federal, state, local, foreign and other tax consequences of sales made by you pursuant to this offer in view of your own particular circumstances. Foreign persons are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See "Special Factors -- Material U.S. Federal Income Tax Considerations" for a more detailed discussion.

WHOM CAN I CONTACT IF I HAVE ADDITIONAL QUESTIONS ABOUT THE OFFER?

         If you have additional questions, you may contact Gary Knisely at (717) 632-6000, Pietro Giraffa at (717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923.

                                 SPECIAL FACTORS

PURPOSES OF THE OFFER

         We have decided to commence this offer to achieve the following objectives, which we discuss below:

         o terminate the registration of our Class A common stock under the Exchange Act; and

         o        reduce costs of administering small shareholder accounts.

         TERMINATION OF REGISTRATION OF OUR CLASS A COMMON STOCK. As a reporting company under the Exchange Act, we are obligated to prepare and file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy and other materials. We are subject to the regulatory requirements of the Sarbanes-Oxley Act and SEC rules and regulations promulgated under the Sarbanes-Oxley Act. With the enactment of the Sarbanes-Oxley Act, the costs to us of continuing to be a reporting company have become significant. The cost of periodic reporting, evaluating the effectiveness of and documenting our system of internal control over financial reporting and disclosure controls and procedures required by the SEC rules and regulations promulgated under the Sarbanes-Oxley Act is disproportionately more burdensome to us given our market capitalization and revenues compared to larger public companies. Compliance with the Sarbanes-Oxley Act would mean significant increases in our annual accounting and legal costs simply for being a reporting company.

         We estimate that the costs of compliance have been at least $80,000 annually, in addition to onetime increased costs to document and test our system of internal control over financial reporting, estimated to be approximately between $344,000 to $961,000 in fiscal years 2005 and 2006 and ongoing increased annual costs to document and test internal controls estimated to be approximately $198,000 on an annual ongoing basis. Our management (in particular, Gary Knisely and Pietro Giraffa) has periodically and informally discussed with members of our board of directors the relative advantages and disadvantages of being a reporting company for a number of years. The estimated one-time costs to document and test our system of internal control over financial reporting, the estimated ongoing costs to document and test our system of internal controls and our estimated expenses of compliance as a reporting company are as follows:

                    ESTIMATED ONE-TIME INCREMENTAL COSTS TO
                DOCUMENT AND TEST OUR SYSTEM OF INTERNAL CONTROL
--------------------------------------------------------------------------------
   Estimates from Consultants to Establish Internal
   Controls and Documentation Procedures(1) .............   $ 174,000 - $561,000
   Hanover Staff(2) .....................................   $ 120,000 - $200,000
   Additional Audit Fees(3) .............................   $  50,000 - $200,000
                                                            --------------------
   TOTAL INCREMENTAL COSTS ..............................   $ 344,000 - $961,000
                                                            ====================

                        ESTIMATED ONGOING ANNUAL COSTS TO
                DOCUMENT AND TEST OUR SYSTEM OF INTERNAL CONTROL
--------------------------------------------------------------------------------
     Hanover Internal Staff Time and Expenses ...............   $   133,000
     Internal Controls Audit Fees ...........................        65,000
                                                                -----------
     TOTAL ESTIMATED ONGOING COSTS ..........................   $   198,000
                                                                ===========

                   ESTIMATED ANNUAL REPORTING COMPANY EXPENSES
--------------------------------------------------------------------------------
          Annual Audit Fees .........................      45,000
          Annual Legal Fees .........................      25,000
          SEC EDGAR Printer Costs ...................      10,000
                                                        ---------
          TOTAL ESTIMATED ANNUAL COSTS ..............   $  80,000
                                                        =========

         Since the enactment of the Sarbanes-Oxley Act, we have been weighing these increased costs and compliance burdens against the value to us of remaining a reporting company. We believe that we derive little benefit from our status as a reporting company. We are not aware of any securities analysts that currently report on us and our Class A common stock trades infrequently and at low volumes.

         In addition, management devotes a significant amount of time and attention to the preparation of the periodic and current reports required under the Exchange Act and to compliance with the SEC rules and regulations promulgated under the Sarbanes-Oxley Act. We estimate the time devoted to tasks associated with public reporting as approximately 10% for the Chief Executive Officer, 28% for the Chief Financial Officer, 37% for the Chief Accounting Officer and 10% for the Treasurer. Management believes this time could be spent more efficiently on operating our business and evaluating business opportunities.

-------------------
(1) Consists of four estimates based on projected time commitment of 900 to 3,300 hours. Management believes actual implementation costs would likely be approximately $350,000 to $400,000.

(2) Represents the cost of a senior professional on a full time basis to oversee the internal controls and documentation procedures. Calculated as (i) the promotion and training of an existing employee and hiring of a replacement or (ii) the hiring of a new senior professional.

(3)  Represents first year incremental costs.

         If most or all eligible shareholders participate in this offer, we expect to have fewer than 300 record holders of our Class A common stock upon the completion of this offer and intend to terminate the registration of our Class A common stock under the Exchange Act and cease being a reporting company. After we terminate the registration of our Class A common stock, we will no longer be required to file periodic or current reports or proxy materials with the SEC and will no longer be subject to many of the regulations imposed by the SEC pursuant to the Sarbanes-Oxley Act. Compliance with rules and regulations applicable to public companies and the preparation of SEC reports, including Form 10-K, Form 10-Q, Form 8-K, proxy statements and annual reports, involve the above estimated costs. We expect that deregistration will result in significant savings to us of the above estimated costs and allow our management to spend more time on business matters that bear a direct relationship to our operations and profitability. We believe that these cost and other savings will ultimately benefit all of our remaining shareholders. See "-- Effects of the Offer Generally."

         REDUCTION OF COSTS ASSOCIATED WITH ADMINISTERING SMALL SHAREHOLDER ACCOUNTS. The expense of administering the accounts of small shareholders is disproportionate to their ownership interest in us. As of the record date, we had 287,996 shares of our Class A common stock outstanding. We had approximately 101 shareholders of record that held 15 or fewer shares of our Class A common stock, holding an aggregate of approximately 718 shares. As of the same date, an estimated 265 shareholders of record held 16 or more shares, holding an aggregate of approximately 287,334 shares of our Class A common stock. As a result, approximately 33% of the administrative expense relating to our shareholder accounts relates to the administration of shareholder accounts constituting .2% percent of our outstanding shares.

TIMING OF THE OFFER

         The Sarbanes-Oxley Act was enacted nearly two years ago but the requirements of many of its provisions were just recently determined. As specific elements were defined and compliance deadlines set, the burden imposed on our Company became more defined. In 2003, compliance dates for certain provisions, including compliance under Section 404 of the Act were announced. The Company would not be required to fulfill certain compliance provisions until 2006. The board and management, in consultation with the Company's outside professionals, regularly reviewed the effects of the Sarbanes-Oxley Act on the Company. When the costs of compliance with the provisions of the Sarbanes-Oxley Act became clear, including Section 404, the board decided that the expense and devotion of management time to being a public company outweighed the benefits to our shareholders. Costs specifically identified as additional expenses related to compliance with the Sarbanes-Oxley Act that could not be mitigated were identified and resulted in the estimate of, on a one-time basis, between approximately $344,000 and $961,000 and, on a yearly ongoing basis, approximately $198,000. When combining these additional costs with the other costs associated with being public, estimated to be approximately $80,000 on a yearly basis, and considering the size of our Company and historic market treatment of our stock value, the board determined that a deregistration resulting from this odd-lot tender offer was the best course of action for the Company.

BACKGROUND OF THE BOARD'S DETERMINATION TO PURSUE THIS OFFER

         For at least the last five years, certain members of management (in particular Gary Knisely and Pietro Giraffa) have been informally recommending that the Company consider deregistering its Class A common stock under the Exchange Act because the costs of complying with the Exchange Act outweighed the benefits to the Company. The board first formally considered this issue on July 23, 2004 and appointed a special committee of the board to consider this issue. The special committee consisted of the following directors: Cyril T. Noel, Clayton J. Rohrbach, Jr., Arthur S. Schaier and James G. Sturgill.

         The special committee hired the investment banking firm of Ryan Beck & Co., Inc. on September 28, 2004 to advise the special committee. The report of Ryan Beck was distributed to the special committee on or about November 24, 2004 (with courtesy copies sent to other members of the board on or about November 24, 2004) and was considered at a meeting of the special committee held on November 30, 2004. On that same day, Ryan Beck Co., Inc. delivered its opinion to the special committee in which it opined that when viewed together the benefits to Hanover of the tender offer and deregistration (collectively, the Transaction) outweigh the detriments to Hanover of the Transaction and therefore, the Transaction is fair to our common shareholders. The special committee met again on December 1, 2004 at which time it again considered the benefits and detriments of the tender offer and deregistration and approved the Ryan Beck report and the tender offer and recommended the tender offer to the board of directors for their consideration at a separate meeting on December 1, 2004.

         The special committee and the board considered the potential cost savings to the Company from the deregistration of the Class A common stock and tried to balance this benefit against the potential detriments to shareholders from the deregistration.

         The special committee expects that, after deregistration, reputable brokerage firms would continue to make a market for the Class A common stock on the Pink Sheets so that Class A shareholders would still have a public market on which to trade their stock after its deregistration under the Exchange Act. The special committee noted that the market on the OTCBB for the Company's Class A common stock lacks liquidity because of infrequent and low volume trading. Therefore, even though the Pink Sheets market would likewise lack liquidity, the special committee did not consider this to be a significant detrimental change to the remaining Class A shareholders.

         The special committee insisted that, after deregistration, the shareholders continue to receive the benefits of the corporate governance policies and procedures adopted by the Company pursuant to the Sarbanes Oxley Act and continue to receive quarterly and annual financial information concerning the Company, including an annual audited financial statement. The special committee required that there be disclosure to shareholders of the compensation of John A. Warehime and members of his family and a disclosure of any material transaction between John A. Warehime or members of his family and the Company or any of its subsidiaries, in the same detail as would be required if the Class A common stock continued to be registered under the Exchange Act. The special committee also required that there be disclosure to shareholders of any other material transaction between the Company or any of its subsidiaries and of its other directors or executive officers, in the same detail as would be required if the Class A common stock continued to be registered under the Exchange Act.

         The Board of Directors at its meeting on December 1, 2004 considered the recommendation of the special committee, the appraisal as to the value of the Class A common stock by Gocial Gerstein, the opinion as to fairness by Ryan Beck, the potential cost savings to the Company from the deregistration of the Class A common stock and the benefits and detriments to the shareholders from deregistration and approved the tender offer and deregistration.

OUR REASONS FOR PURSUING THE OFFER AS OPPOSED TO OTHER ALTERNATIVES

         Our board of directors determined that making this offer is the best means to achieve the objectives described above in "--Purposes of the Offer." In making this determination, the special committee of our board of directors also considered effecting a reverse stock split. However, the special committee considered that this alternative would be coercive to our odd lot shareholders and did not want to eliminate their freedom of choice. The special committee concluded that a reverse stock split would not be preferable to this offer because a reverse stock split would not be voluntary, as holders of record of

15 or fewer shares would be forced out and a reverse stock split would impact all shareholders rather than the target group.

         The special committee considered another alternative to this tender offer to achieve the cost savings to the Company. This alternative was a tender offer to all Class A common shareholders holding less than 100 shares of Class A common stock and this alternative was rejected because of its additional high cost. The Company has 124 record holders that own more than 15 but less than 100 shares, who own in the aggregate, 5,281 shares of our Class A common stock. The special committee estimated, based on the appraisal price of $131.00 an expanded tender offer would cost $691,811. The special committee rejected the additional cost; however, the special committee reserved the right to extend the tender offer to shareholders owning more than 15 shares of our Class A common stock if the current tender offer is not successful in obtaining deregistration.

         The special committee briefly considered whether a transaction in which the Company would buy back all publicly held shares could be an alternative to the offer and rejected this alternative because of its significantly high cost. The Company has 287,996 Class A common shares outstanding. The special committee estimated, based on the appraisal price of $131.00, that a buyback of all shares of Class A common stock could cost in excess of $37 million would require the Company to utilize all its cash and borrow money and would impact the future growth of the Company. The total cost of conducting the offer, including payment for shares and expenses, is estimated to be approximately $374,078. The special committee determined that the more expensive option was unduly burdensome in comparison to the relatively small cost of the offer.

         Accordingly, we concluded that this offer would be the least expensive and most efficient, voluntary way to:

         o reduce the number of our record shareholders and allow us to terminate the registration of our Class A common stock and eliminate the annual accounting, legal and printing expenses associated with complying with the reporting requirements of the Exchange Act and the enhanced regulatory burdens imposed under the Sarbanes-Oxley Act; and

         o save on the costs of administering many small shareholder accounts.

FAIRNESS OF THE OFFER

         To assist the special committee of our board in arriving at its determination as to whether the offer is fair, our special committee engaged Ryan Beck & Co., Inc. to determine whether the offer was fair to our common shareholders and relied on Gocial Gerstein, LLC to independently appraise the fair market value of our Class A common stock for the purpose of a repurchase through a tender offer.

         Gocial Gerstein, LLC, certified public accountants, prepared the independent appraisal, attached to this offer to purchase as Appendix B, for the purpose of this offer and in connection with our sponsored benefit plans, employee stock ownership plan and 401(k) plan trust. Gocial Gerstein has been engaged by us since January 1, 1998 to independently appraise, on a quarterly basis, the value of our common stock and our Series C convertible stock for the purpose of valuing such stock as part our 401(k) plan trust, our sponsored benefit plans and employee stock ownership plan and for the purposes of repurchases of common stock by us. During the last two years we have paid Gocial Gerstein $25,500 for such services, which included the appraisal attached as Appendix B. We expect to continue to engage Gocial Gerstein to appraise the value of our common stock in the future. The special committee determined to rely on Gocial Gerstein's most recent appraisal of September 30, 2004 for the appraisal of the fair market value of the Class A common stock in connection with the tender offer. The appraisal constituted an update of the comprehensive appraisal performed by Gocial Gerstein as of June 30, 2004. None of our board of directors, the special committee or management placed restrictions on Gocial Gerstein other than defining the expectations relating to the appraisal. Our management provided Gocial Gerstein with, among other things, historical financial information.

         In preparing its appraisal, Gocial Gerstein, LLC considered two valuation approaches. First, it considered an income approach to value using the capitalization of earnings method. This approach is based on the theory that the value of a business is equal to the present value of the entity's expected future stream of earnings or cash flow. The capitalization of earnings method is utilized when earnings are expected to increase at a stable rate over time. Three steps were utilized in applying the capitalization of earnings method. First, earnings available to common shareholders were analyzed. Next, invested capital cash flows were calculated. Then Gocial Gerstein utilized a technique known as the build up method to approximate the cost of our equity.

         The build-up method is premised on the theory that an appropriate rate of return consists of a number of identifiable factors that when added together result in the total return that a prudent investor would require in order to bear the risks of investment. Starting with a safe rate of return, the September 2004 monthly average yield on twenty-year U.S. Treasuries, additional risk premiums were added and a long-term growth rate was subtracted to result in a capitalization rate. The earnings base was then divided by the capitalization rate to result in capitalized earnings of $129,887,000 and after application of a 25% marketability discount, an equity value of $97,415,000 was indicated.

         In addition, Gocial Gerstein considered a guideline company stock method under the market approach. The guideline company stock method compares the publicly-traded stock of companies in a similar line of business to that of the subject company. Guideline companies generally engage in a similar line of business and share other financial and operating characteristics. Gocial Gerstein selected seven publicly traded United States companies in the food processing industry as comparable companies. Gocial Gerstein then compared sales for the trailing twelve months, book value for the most recent quarterly balance sheet, EBITDA for the trailing twelve months and operating cash flow for the trailing twelve months. Share price multiples for each of those financial measures were computed and compared among those seven companies and us. Our sales, book value, EBITDA and operating cash flows were multiplied by the selected price multiples, then weighted and totaled to result in a weighted average equity value for us of $138,900,000. After application of a 25% marketability discount factor, an equity value of $104,170,000 was indicated.

         Gocial Gerstein then reconciled the indicated values under the income and market approaches on a weighted average basis to arrive at a company equity value of $100,120,000. The equity value was divided by the number of Class A shares outstanding to receive a value of $138.00 per share. A 5% non-voting discount was applied to result in a $131.00 fair market value per Class A share.

         When the special committee considered the fairness of the tender offer it considered historical and recent trading prices and the limited liquidity of the Class A shares in the OTCBB. In addition, we have not historically repurchased our common shares except with respect to our Stock Repurchase Plan. Under the plan we agreed to purchase shares of our Class A common stock purchased or owned by our employees prior to April 20, 1988 at appraised value. No shares were purchased under the plan in fiscal years 2003 and 2002. In fiscal year 2004, we repurchased 66 shares of our Class A common stock at a then appraised value of $114.00 per share. See "Special Factors - Stock Purchase Plan." The special committee considered the price paid for these repurchases when considering the fairness of the offer.

         In determining the fairness of the offer, the special committee did not consider our net book value nor our liquidation value. The special committee did not consider net book value or liquidation value because these values do not incorporate the fact that Hanover is a going concern and ignore factors such as goodwill and intangible assets. The net book value of a Class A common share was $99.46 as of September 30, 2004 and assuming the tender offer is completed in full, the net book value per share on a pro forma basis as of that date would be $99.44. Neither the board nor management knows the current liquidation value of the Company. The special committee adopted the Gocial Gerstein valuation of $131.00 per Class A common share as the fair market value of a Class A common share.

         In considering the fairness of the offer, the special committee determined that neither of the following were necessary to approve the offer:

         o        approval of a majority of disinterested shareholders; or

         o retention by the special committee of an unaffiliated representative to negotiate the terms of the offer on behalf of disinterested shareholders.

         The special committee determined that neither of the above procedures were necessary due to the fact that the decision to accept the offer is voluntary and that the offer price represents a significant premium to the current market price.

         Our board of directors believes that the limited trading market for our Class A common stock has not allowed our shareholders to recognize the primary benefit available to shareholders of a publicly traded company, which is the ability to buy and sell stock in a liquid market in which accurate and timely pricing information is readily available. Because of the extremely low trading volume of our Class A common stock and small number of market makers quoting our Class A common stock, our board of directors believes that the price quoted on the OTCBB does not accurately reflect the fair value of our Class A common stock and that the appraised value, as determined by Gocial Gerstein, LLC, is a more accurate valuation.

         On September 28, 2004, the special independent committee retained Ryan Beck & Co., Inc., an investment banking firm that is experienced in providing fairness opinions, to evaluate the offer and provide an opinion relating to the fairness of this offer to our common shareholders. The special committee selected Ryan Beck & Co., Inc. after considering the qualifications and proposed fees of a number of other potential companies. We have not had during the last two years and do not currently contemplate a material relationship with Ryan Beck & Co., Inc. None of our board of directors, the special committee or management placed any restrictions on Ryan Beck & Co., Inc. other than defining the expectations relating to the opinion. Our management provided Ryan Beck & Co., Inc. with, among other things, historical financial information, stock valuation appraisals prepared by Gocial Gerstein, LLC, one year forecasts and projections of additional costs to related to our ongoing compliance with accounting, internal controls, corporate governance and other requirements applicable to public companies.

         In evaluating the tender offer for purposes of issuing its opinion, Ryan Beck interviewed our management, toured our Hanover, Pennsylvania facilities, read and relied upon the Gocial Gerstein September 30, 2004 appraisal, reviewed certain of our SEC filings, including our financial information, reviewed our projections for the fiscal year ending May 31, 2005 and performed such other analyses and considered such other factors as Ryan Beck deemed appropriate.

         Ryan Beck analyzed the trading activity of our Class A shares over the last 10 years. Since October 1994, a total of 462,914 shares have been traded, resulting in a 10-year daily trading average of only 184 Class A shares per day. Since October 2003, the trading average has dropped to 117 shares per day. Based on the volume-weighted trading price over that time period, Class A shares with an aggregate value of approximately $10,023 traded each day.

         Ryan Beck expressed its belief that institutional investors require daily trading volume to be at least (i) 100,000 shares per day or (ii) $1 million of value per day in order to believe a stock has sufficient liquidity to support an investment. Ryan Beck also believed the market for our common shares is currently highly illiquid and has been for the last ten years. Based on the current level of limited liquidity, Ryan Beck noted that continuing shareholders should not be materially adversely impacted by a further reduction in liquidity resulting from the tender offer.

         Ryan Beck also performed a quantitative cost-benefit analysis of the tender offer, based on our estimates for projected costs and cost savings. Ryan Beck compared our initial estimated tender offer costs of $406,722 to the sum of
(i) our estimated ongoing costs to document and test our system of internal control of $198,000 plus (ii) our estimated annual reporting company expenses of $80,000 plus (iii) our estimated one-time incremental costs to document and test our system of internal control of between $344,000 - $961,000 (utilizing a midpoint of the range of $652,500) to realize an estimated savings of $523,778 after expenses of the tender offer and deregistration. Subsequent to Ryan Beck's analysis we estimated that the costs and expenses of the tender offer and deregistration will be $374,078 instead of $406,722. See "Special Factors - Purposes of the Offer" and "Terms of the Offer - Fees and Expenses" for more details of these costs.

         Ryan Beck performed a cost-benefit analysis on a qualitative basis as well. Ryan Beck considered the following factors, among others, as benefits of the tender offer:

         o cost savings expected to be realized as a result of the termination of our periodic reporting obligations under the Exchange Act.

         o cost savings resulting from not having to comply with the increased compliance burdens imposed by the Sarbanes-Oxley Act, including Section 404.

         o cost savings resulting from no longer being required to service our stockholder accounts holding small positions in our common stock.

         o indirect savings resulting from a reduction in management's time and effort that will no longer be spent preparing the periodic reports required of public companies.

         o our ability to control the dissemination of certain business information, which is currently disclosed in our periodic reports and made available to our competitors, vendors, customers and other interested parties.

         o the fact that we have not realized many of the benefits normally associated with being a public company due to the relatively limited liquidity and trading activity in our common stock.

         o the cost of the tender to us is not expected to have a material impact on our cash position or capital resources, or require external financing.

         Ryan Beck considered the following factors, among others, as detriments of the tender offer:

         o the tender offer may have to be modified, extended or expanded if the number of shareholders tendering their shares is insufficient to qualify for deregistration.

         o following deregistration, we will no longer be required to comply with certain corporate governance policies and other rules applicable to publicly-traded companies.

         o Class A shareholders holding more than 15 shares may deem the tender offer to be unfair since they have not been provided the opportunity to tender their shares at a premium to the current market price.

         o following deregistration, if we wish to raise capital in the public markets, we will have to complete the registration process with the SEC and satisfy the appropriate listing requirements.

         In reaching its conclusion, Ryan Beck noted the following supporting factors, among others:

         o eligible shareholders, who have voluntarily made the decision to tender their Class A shares, will receive an amount per share which represents a premium over the current market value for the stock.

         o the potential loss of liquidity in our common stock does not appear to be a significant loss given its relatively low historic trading volume.

         o the detriments associated with the reduction in public information available regarding our operations and financial results are expected to be offset by (1) the fact that basic financial information is expected to be provided to assist in the evaluation of investment decisions in our common stock and
                  (2) the savings in costs and management time which are to be realized from the termination of our public reporting obligations.

         Through its analyses, Ryan Beck reached the following conclusion:

         o the benefits to us, when viewed together, outweigh the detriments to us, when viewed together, and therefore the tender offer and deregistration is fair to our common shareholders.

         Ryan Beck issued the fairness opinion, attached to this offer to purchase as Appendix C, as to the tender offer's (i) benefits and detriments to us and (ii) fairness to our shareholders. The fairness opinion relied on the existing appraisal prepared by Gocial Gerstein, LLC and assumed that the price to be paid to the eligible holders is fair based on the Gocial Gerstein, LLC appraisal. The fairness opinion opined that when viewed together the benefits to Hanover of the tender offer and deregistration (collectively, the Transaction) outweigh the detriments to Hanover of the Transaction and therefore, the Transaction is fair to our common shareholders.

EFFECTS OF THE OFFER GENERALLY

         If this offer results in the number of our shareholders of record falling below 300, we will be eligible to deregister our Class A common stock with the SEC, and we currently intend to do so. Once we terminate the registration of our Class A common stock under the Exchange Act, we will no longer file current and periodic reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We will also no longer be subject to the proxy requirements of the Exchange Act. Compliance with rules and regulations applicable to public companies and the preparation of SEC reports, including Form 10-K, Form 10-Q, Form 8-K, proxy statements and annual reports, involve significant costs. In addition, following deregistration, our directors, executive officers and persons owning more than 10% of our outstanding shares will no longer be subject to the reporting and short-swing trading requirements of Section 16 of the Exchange Act. As a result, the amount of information provided to shareholders after deregistration may be less than the amount currently supplied. It will be more difficult for shareholders to obtain information about us.

         Our board has determined that after deregistration of our Class A common stock under the Exchange Act, we will continue (unless otherwise determined by a majority of our independent directors) to provide our remaining shareholders with copies of our quarterly earnings reports and annual reports including audited financial statements. It is our intention (unless otherwise determined by a majority of our independent directors) that the annual report and/or proxy statement will contain disclosure of (1) any material transaction between Hanover or any subsidiary and John Warehime or members of his immediate family, or any other director or executive officer of Hanover and (2) all material compensation arrangements between Hanover or any subsidiary and John Warehime or members of his immediate family, all in the same detail (and subject to the same exceptions and definitions) as would be required if we continued to be a reporting company. In addition, our board has determined to retain (unless otherwise determined by a majority of our independent directors) the corporate governance policies and procedures we already adopted pursuant to the Sarbanes-Oxley Act, including our Code of Ethics for Senior Financial Officers, Whistle-Blower Policy, Policy with Respect to Nominations of Director Candidates, Shareholder Communication Policy and Policy Regarding Board Members' Attendance of Annual Shareholder Meetings, Audit Committee Pre-Approval Policy and Procedure, Nominating and Corporate Governance Committee Charter, and Amended and Restated Audit Committee Charter. We will also continue to be subject to the antifraud rules and regulations of the SEC. This means that, among other things, officers and directors cannot trade in our Class A common stock on the basis of material, nonpublic information.

         If we terminate our registration of our Class A common stock with the SEC, we will no longer be eligible to have our Class A common stock quoted on the OTCBB. We anticipate that our Class A common stock will thereafter be quoted on the Pink Sheets, and we intend to supply the information required by Rule 15c2-11 of the Exchange Act to permit trading to occur on the Pink Sheets. Our Class A common stock currently trades infrequently and at low volumes on the OTCBB. We believe that as a result of our Class A common stock being quoted on the Pink Sheets, the amount of liquidity lost from no longer trading on the OTCBB may not be as significant for us as it would be for other publicly traded companies.

         Although the deregistration of our Class A common stock will result in remaining shareholders not being afforded all of the benefits of a public company, we feel other positive results will occur. We anticipate that management will be less preoccupied with the burdensome reporting, audit and other requirements applicable to public companies. This will permit management to focus on long-term business prospects beneficial to shareholders and customers. Also, we will avoid increasing legal, audit and accounting expenses for services required by a reporting company. Further, we anticipate that deregistration of our Class A common stock will permit us to forego the hiring of additional employees to comply with our reporting obligations. Based upon our expenses for the most recently completed fiscal year, we estimate that deregistration should result in annual cost savings of approximately $278,000 (including approximately $198,000 in recurring charges to comply with the new internal controls requirements applicable to reporting companies). In addition, we estimate saving approximately between $344,000 to $961,000 in non-recurring charges to comply with the new internal controls requirements applicable to reporting companies.

         Although we intend to deregister our Class A common stock with the SEC if the number of record shareholders falls below 300 at the completion of this offer, there is no guarantee that this will occur. If upon the expiration of this offer an insufficient number of record shareholders have tendered their shares to reduce the number of shareholders to less than 300, we may extend the offer to allow eligible shareholders additional time to participate. If we continue to have 300 or more record shareholders, we may modify the offer to purchase shares of our Class A common stock held by shareholders that own in any amount up to 99 shares of our Class A common stock. We may or may not also revisit other alternatives to reduce the number of shareholders, including a reverse stock split and, if it remains in our best interests, to deregister with the SEC. Otherwise, we will continue to be a publicly traded company subject to the reporting requirements of the Exchange Act.

         If all eligible shareholders participate in this offer, we expect to pay in the aggregate approximately $374,078 to purchase these shares and complete deregistration. As a result, we do not believe the completion of this offer will have any material affect on our financial condition or results of operations. Purchases of our Class A common stock will be funded with our cash. We do not anticipate borrowing any funds to purchase shares in connection with this offer. All shares purchased by us pursuant to this offer will become treasury shares. Also, aside from ceasing to be an SEC reporting company (provided we are eligible to do so), we intend to continue to operate our business in primarily the same manner as currently conducted. Although we cannot guarantee the future payment of a dividend, we do not intend to change our current dividend policy or practice at this time. No changes in our executive officers or board of directors are anticipated to result from this offer.

         Tendering shareholders will no longer have the opportunity to vote their shares or participate in our potential growth or dividends paid by us. Conversely, tendering shareholders will not face the risk of any decrease in the value of our Class A common stock.

EFFECTS OF THE OFFER ON AFFILIATES AS SHAREHOLDERS

         This offer will impact both our affiliated and unaffiliated shareholders. As used in this offer to purchase, the term "affiliated shareholder" means any shareholder who is a director, executive officer or significant shareholder of the Company, and the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder. No executive officers, directors and other affiliates are eligible to tender shares in this offer. We expect that our executive officers and directors will continue to beneficially own approximately 10,247 shares of Class A common stock as a group immediately after the offer. For more information regarding the beneficial ownership of our affiliated shareholders, see "Management Information -- Security Ownership of Directors and Executive Officers and Other Beneficial Owners" below.

         Other potential effects of this offer that are unique to the affiliated shareholders include the following:

         o Reduced reporting requirements. The directors, executive officers and significant shareholders will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of our Class A common stock; and

         o Share ownership. If this offer is fully subscribed, we expect that the percentage of beneficial ownership of our Class A common stock held by our executive officers and directors as a group will increase from 3.55% to 3.56%, resulting in a negligible increase in voting power for affiliated shareholders and less for non-affiliated shareholders.

         Affiliated shareholders that are not eligible to tender their shares are not expected to incur any United States federal income tax liability as a result of this offer. See "Special Factors -- Material U. S. Federal Income Tax Considerations." Other impacts on affiliated shareholders will be similar to those on unaffiliated shareholders who do not participate in this offer. See "Effects on the Offer on Unaffiliated Shareholders."

EFFECTS OF THE OFFER ON UNAFFILIATED SHAREHOLDERS

         This offer will also affect our unaffiliated shareholders. The effects of this offer on unaffiliated shareholders will vary based on whether or not the unaffiliated shareholder is eligible to participate in this offer and chooses to tender his or her shares pursuant to this offer.

         Eligible and tendering unaffiliated shareholders will:

         o        receive $131.00 in cash, without interest, per share;

         o after completion of this offer, no longer have any equity interest in us, therefore, will not participate in our future potential earnings or growth, if any, or bear the risk of any possible future depreciation in value of that equity interest;

         o be required to pay federal and, if applicable, state and local income taxes on the cash received in this offer; and

         o be able to sell their shares directly to us without paying brokerage commissions; however, transaction costs may be applicable if the shares are tendered through a broker, bank or other institution.

         Potential effects on unaffiliated shareholders who remain as shareholders after this offer include the following:

         o Cost savings. We believe shareholders will benefit from the cost savings from deregistration of our Class A common stock and the corresponding ability of management to focus on operations without the distractions associated with reporting obligations.

         o Access to information. If the offer results in reducing the number of shareholders by the required amount, we intend to terminate the registration of our Class A common stock under the Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of
                  Section 16. However, our board has determined after deregistration we will continue (unless otherwise determined by a majority of our independent directors) to provide our remaining shareholders with copies of quarterly earnings reports and annual reports including audited financial statements and retain the corporate governance policies we already adopted pursuant to the Sarbanes-Oxley Act. See "Special Factors - Purposes of the Offer."

         o Liquidity. The liquidity of the shares of our Class A common stock held by unaffiliated shareholders may be further reduced by the termination of the registration of our Class A common stock under the Exchange Act and the delisting of our Class A common stock from the OTCBB. Future trading in our Class A common stock after this offer, if successful in de-registering our Class A common stock with the SEC, is expected to occur in the Pink Sheets or in privately negotiated sales. We note that the market on the OTCBB for our Class A common stock lacks liquidity because of infrequent and low volume trading. Even though the Pink Sheets market would likewise lack liquidity, we do not consider this to be a significant detrimental change to the remaining shareholders.

         o Book value per share. If this offer is fully subscribed, the book value per share of our Class A common stock as of September 30, 2004, will be insignificantly reduced from $99.46 per share on a historical basis to approximately $99.44 per share on a pro forma basis, which represents a .2% change in the book value per share of our Class A common stock as a result of this offer.

         o Share ownership. If this offer is fully subscribed, we expect that the percentage of beneficial ownership of our Class A common stock held by our executive officers and directors as a group will increase from 3.55% to 3.56%, resulting in a negligible increase in voting power for affiliated shareholders and less for unaffiliated shareholders.

OUR POSITION AS TO THE FAIRNESS OF THE OFFER TO UNAFFILIATED SHAREHOLDERS

         Our board of directors believes that this offer is fair to eligible shareholders that are unaffiliated with us. Our board of directors considered the following factors in reaching the determination that this offer is fair to unaffiliated eligible shareholders:

         o        this offer is voluntary for eligible shareholders;

         o the price of $131.00 per share represents (i) the appraised value of a share of our Class A common stock as of September 30, 2004 as determined by Gocial Gerstein, LLC, the independent appraisers and (ii) a 55% premium over $84.25, the closing price of our Class A common stock on the OTCBB on November 19, 2004, the last date a trade occurred in our Class A common stock as reported through December 1, 2004; and

         o eligible shareholders that choose to participate in this offer will avoid the brokerage commissions that they would otherwise incur if they disposed of their shares in an open market transaction (although if a shareholder holds the shares in a brokerage or other account, the broker or depository may charge fees for participating in this offer).

         Our board of directors also believes that this offer is fair to our unaffiliated holders of our Class A common stock that are not eligible to participate in this offer or decide not to tender, as well as to holders of our Class B common stock and Series A, B and C preferred stock convertible into Class A common stock. Our board of directors' belief as to the fairness of this offer to these shareholders is based on the following factors:

         o Following the completion of this offer, the ownership interest of our remaining shareholders of our Class A common stock and Class B common stock will increase and these shareholders may enjoy an increase in return on equity and earnings per share as a result of the reduced number of shares outstanding. However, even though there would be an increase in ownership percentages, no shareholder would be enabled, as a result of this offer, to gain majority control of us or otherwise pass a significant share ownership threshold.

         o We will continue to have in place our existing stock repurchase plan with approximately 8,983 shares of our Class A common stock eligible for repurchase as of September 30, 2004. See "-- Stock Repurchase Plan."

         o We believe shareholders will benefit from the cost savings from deregistration of our Class A common stock and the corresponding ability of management to focus on operations without the distractions associated with reporting obligations.

         o If we succeed in deregistering our Class A common stock, we will no longer be subject to the SEC reporting or proxy disclosure requirements. As a result, the amount of information provided to shareholders after deregistration may be less than the amount currently supplied. However, our board has determined after deregistration we will (unless otherwise determined by a majority of our independent directors) provide our remaining shareholders with copies of quarterly earnings reports and annual reports including audited financial statements and retain the corporate governance policies we already adopted pursuant to the Sarbanes-Oxley Act. See "Special Factors - Purposes of the Offer."

         The above discussion is not intended to be exhaustive, but includes the material factors upon which our board of directors based its determination that this offer is fair to our unaffiliated shareholders. In reaching this determination, our board of directors considered:

         o the recent enactment of the Sarbanes-Oxley Act and its corresponding costs and compliance burdens for us;

         o the illiquidity of our Class A common stock and its extremely low trading volumes;

         o the results of operations for fiscal 2004 and for the first three months of fiscal 2005 and prospects for the business going forward; and

         o the history of stock dividends, repurchases of our Class A common stock and historical and recent trading prices.

         See "-- Our Reasons for Pursuing the Offer as Opposed to Other Alternatives," "--Effects of the Offer Generally," -- "Effects of the Offer on Unaffiliated Shareholders," and "Information About the Company -- Market Price and Dividend Information."

         Our board of directors also believes that this offer is procedurally fair to all unaffiliated shareholders, whether or not they are eligible to participate in this offer, because:

         o this offer is being made in accordance with the requirements of the Pennsylvania Business Corporation Law, which requires no vote of the shareholders in connection with this offer, and the applicable rules and regulations of the SEC;

         o many unaffiliated holders of our Class A common stock effectively vote their shares by either tendering or not tendering pursuant to this offer;

         o this offer is voluntary and no eligible shareholder is required to tender shares;

         o all shareholders, including those ineligible to participate in this offer, will be notified of this offer and the implications of the transaction on them by receipt of a copy of this offer materials dated December 2, 2004;

         o no shareholder will suffer dilution of the ownership interest in us as a result of this offer;

         o this offer was unanimously approved by our board of directors on December 1, 2004, including all of the directors who are not our employees;

         o our board of directors appointed a special independent committee to consider whether the proposed transaction is in the best interests of the Company; and

         o the special committee hired an unaffiliated investment banking firm, Ryan Beck & Co., Inc., to prepare an opinion relating to the fairness of this offer to our common shareholders.

         In reaching its determination that this offer is fair to unaffiliated shareholders, our board of directors considered all factors as a whole and did not assign specific weights to particular factors, though individual directors may have given different weights to these factors. None of the factors that our board of directors considered led it to believe that this offer was unfair to our unaffiliated shareholders.

         Our board of directors is not aware of any firm offers made by any person during the past two years for: (i) the merger or consolidation of us with or into another company; (ii) the purchase of all or a substantial part of our assets; or (iii) a purchase of our securities that would enable the holder to exercise control of our company, and we have no plans or arrangements for any such transaction.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of certain material U.S. federal income tax consequences of the sale of our Class A common stock pursuant to this offer.

         The summary is based on the Internal Revenue Code of 1986, as amended, (the "Code"), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The following summary is not a complete analysis of all the potential U.S. federal income tax effects relating to the sale of our Class A common stock pursuant to this offer and is limited to U.S. Stockholders whose shares are held as capital assets. In general, for the purposes of this summary, the term "U.S. Stockholder" means a beneficial owner of shares that is either a citizen or a resident of the United States.

         Without limiting the generality of the foregoing, the summary does not address the effect of any special rules applicable to certain types of holders, including:

         o        Dealers in securities or currencies,

         o        Insurance companies,

         o        Financial institutions,

         o        Thrifts,

         o        Tax-exempt entities,

         o        Regulated investment companies,

         o        Real estate investment trusts,

         o        Brokers,

         o Persons who hold shares as part of a straddle, hedge, conversion transaction, or other integrated investment,

         o Traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

         o        Persons subject to alternative minimum tax,

         o        Persons that have a "functional currency" other than the U.S.
                  dollar or certain expatriates or former long-term residents of the United States, or

         o Partnerships or pass-through entities or investors in partnerships or pass-through entities that hold the shares.

         This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

         If a partnership tenders shares pursuant to this offer, the tax treatment of a partner will generally depend on the status of that partner and the activities of the partnership. If you are a partner of a partnership tendering shares pursuant to this offer, you should consult your tax advisor.

         In general, if you transfer all of your shares of our Class A common stock to us pursuant to this offer and do not otherwise own any stock in us, such transfer should be treated as a "sale or exchange" of such shares (rather than a dividend distribution) as a "complete termination" under Section 302 as discussed below.

         Neither the Company nor any non-tendering shareholder is expected to incur any U.S. federal income tax liability as a direct result of the completion of this offer.

         COMPLETE TERMINATION TEST. For purposes of determining whether the "complete termination" test is satisfied, you must take into account not only shares actually owned by you, but also shares that are constructively owned by you within the meaning of Section 318 of the Code. Under Section 318 of the Code, you may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares which may be acquired by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of shares by you or related individuals or entities (including market purchases and sales) may be deemed to be part of a single integrated transaction to be taken into account in determining whether any of the tests have been satisfied.

         The receipt of cash pursuant to this offer will constitute a complete termination of your interest in us if either (1) all of the shares actually and constructively owned by you are sold pursuant to this offer or (2) all of the shares actually owned by you are sold pursuant to this offer and you are eligible to waive, and effectively waive, the attribution of shares constructively owned by you in accordance with the procedures described in
Section 302(c)(2) of the Code. Those considering terminating their interest in accordance with Section 302(c)(2) of the Code should consult with their own tax advisors.

         TAX TREATMENT OF A COMPLETE TERMINATION. If you meet the requirements of the complete termination test, the sale of the shares pursuant to this offer will be treated as a "sale or exchange" for federal income tax purposes. Accordingly you will recognize a gain or loss equal to the difference, if any, between the amount of cash received and your tax basis in the shares sold pursuant to this offer. Such gain or loss will be capital gain or loss, provided such shares are held as capital assets and any such capital gain or loss will be long-term if, as of the date such shares are sold, they are held for more than one year or will be short-term if, as of such date, such shares are held for one year or less.

         NON-COMPLETE TERMINATIONS. If you do not meet the requirements of the complete termination test because of ownership attribution or because you actually own other equity interests in the Company, your sale of shares pursuant to this offer may nonetheless be treated as a sale or exchange if it:

         (a)      is "substantially disproportionate," or

         (b)      is "not essentially equivalent to a dividend".

         These tests are further discussed below. Ownership of other stock in the Company and the attribution rules under Section 318 of the Code, as described above in connection with a complete termination, also apply to determine whether the substantially disproportionate test or not essentially equivalent to a dividend test are satisfied.

         SUBSTANTIALLY DISPROPORTIONATE TEST. The receipt of cash will be substantially disproportionate with respect to you if the percentage of the outstanding shares actually and constructively owned by you immediately following the sale of shares pursuant to this offer (treating shares sold pursuant to this offer as not outstanding) is less than 80% of the percentage of the outstanding shares actually and constructively owned by you immediately before the sale of shares pursuant to the offer, treating sale of shares sold pursuant to the offer as outstanding. Also, immediately after the sale of shares, you must own less than 50% of the total combined voting power of all classes of stock entitled to vote.

         NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. The receipt of cash will be not essentially equivalent to a dividend if your sale of shares pursuant to this offer results in a "meaningful reduction" in your interest in us (both actual and constructive) as compared to your interest immediately before this offer is consummated. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. Those expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

         TAX TREATMENT OF NON-COMPLETE TERMINATION. If you meet either the substantially disproportionate test or not essentially equivalent to a dividend test, the tax treatment will be the same as that described above for a stockholder who meets the complete termination test.

         TREATMENT AS A DIVIDEND. If none of the tests described above are satisfied, the amount of cash received by you will be treated as a dividend taxable as ordinary income (without reduction for the tax basis of the shares sold pursuant to the offer) to the extent of our earnings and profits. Your tax basis in the shares sold pursuant to the offer would be added to your tax basis in your remaining shares, if any. If none of the tests are satisfied, any cash received by you for shares pursuant to the offer in excess of our earnings and profits will be treated, first, as a non-taxable return of capital to the extent of your tax basis, and, thereafter, as a capital gain to the extent it exceeds such tax basis, and will be long-term capital gain if the shares have been held for more than one year.

         SPECIAL RULES FOR CORPORATE STOCKHOLDERS. If a sale of shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a dividends received deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Additional special rules may apply, however, to limit or even disallow such deduction. Corporate stockholders should consult with their tax advisors regarding their ability to claim the "dividend received deduction" and the possible applications of other rules applicable to corporate shareholders.

         NON-U.S. STOCKHOLDERS. In general, for the purposes of this summary, the term "Non-U.S. Stockholder" means a beneficial owner of shares that is not a "U.S. Stockholder" as defined above.

         U.S. FEDERAL INCOME TAX WITHHOLDING FOR NON-U.S. STOCKHOLDERS. The depositary generally will treat the cash received by Non-U.S. Stockholders participating in this offer as a dividend distribution from us. Accordingly, the depositary generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Stockholder or his or her agent unless the depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Stockholder's conduct of a trade or business within the U.S.

         Non-U.S. Stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

         BACKUP WITHHOLDING. Each tendering stockholder must provide certain taxpayer information to avoid the 28% federal "backup withholding" tax on the gross proceeds payable pursuant to this offer. See "Backup U.S. Federal Income Tax Withholding", below.

         THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THIS OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

SHAREHOLDER APPROVAL AND APPRAISAL RIGHTS

         The Pennsylvania Business Corporation Law does not require that shareholders approve this offer or the purchase of shares pursuant to this offer. In addition, under the Pennsylvania Business Corporation Law, shareholders are not entitled to exercise dissenters' or appraisal rights in connection with this offer. Our board of directors has not granted any shareholder any voting, appraisal or dissenters' rights in connection with this offer.

RECOMMENDATION

         OUR BOARD OF DIRECTORS IS NOT MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR SHARES IN THIS OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SHARES.

INTENTIONS OF INSIDERS

         No executive officers, directors and affiliates are eligible to tender shares in this offer. None of the executive officers, directors or affiliates has made a recommendation either in support of or opposed to this offer.

PLANS AFTER COMPLETING THE OFFER

         We do not have any plans, proposals or negotiations that would result in:

         o any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         o any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

         o any material change in our present dividend rate or policy, or indebtedness or capitalization;

         o any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or

         o any other material change in our corporate structure or business.

         EXCEPT AS PROVIDED IN THIS OFFER AND IN COMPLIANCE WITH OUR STOCK REPURCHASE PLAN (AS DESCRIBED BELOW), WE HAVE NO PRESENT INTENTION TO ACQUIRE ANY ADDITIONAL SHARES OF CLASS A COMMON STOCK FROM OUR SHAREHOLDERS. IN ADDITION, TO OUR KNOWLEDGE, NONE OF OUR EXECUTIVE OFFICERS, DIRECTORS OR CONTROLLING SHAREHOLDERS HAS ANY PRESENT INTENTION TO PURCHASE, OR SEEK TO PURCHASE, SHARES OF OUR CLASS A COMMON STOCK. HOWEVER, IF AN APPROPRIATE OPPORTUNITY FOR THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD ARISE IN THE FUTURE, WE OR ONE OR MORE OF OUR EXECUTIVE OFFICERS OR DIRECTORS OR CONTROLLING SHAREHOLDERS MAY CONSIDER THE PURCHASE OF ADDITIONAL SHARES OF OUR CLASS A COMMON STOCK.

STOCK REPURCHASE PLAN

         We agreed to purchase shares of our Class A common stock purchased or owned by our employees prior to April 20, 1988 at appraised value. This guarantee of repurchase by us is for an indefinite period of time. No shares were repurchased under this plan for the fiscal years ended June 1, 2003 and June 2, 2002. We repurchased 66 shares of our Class A common stock under the plan for the fiscal year ended May 30, 2004 at an appraised value of $114.00 per share. As of May 30, 2004, there were 8,983 shares outstanding that would be eligible for repurchase under this plan of which no shares are owned by eligible shareholders.

RECENT TRANSACTIONS, NEGOTIATIONS AND CONTACTS

         Except as set forth in this offer to purchase under "Special Factors -- Stock Repurchase Plan," we have not been engaged in any negotiations, transactions or material contacts concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any of our securities, election of our directors or sale or other transfer of a material amount of our assets. Neither we nor any of our directors or executive officers are a party to any agreement, arrangement or understanding with respect to any of our securities, except for the stock option agreements executed by some of our executive officers.

                               TERMS OF THE OFFER

GENERAL

         We are offering to purchase for cash all shares of our Class A common stock from shareholders that owned 15 or fewer shares of our Class A common stock as of the close of business on the record date. We will purchase properly tendered shares at $131.00 per share. The price of $131.00 per share represents
(i) the appraised value of a share of our Class A common stock as of September 30, 2004 as determined by Gocial Gerstein, LLP, the independent appraisers, and
(ii) a 55% premium over $84.25, the closing price of shares of our Class A common stock on the OTCBB on November 19, 2004, the last date a trade occurred in our Class A common stock as reported through December 1, 2004. Our board of directors believes that the limited trading market for our Class A common stock has not allowed our shareholders to recognize the primary benefit available to shareholders of a publicly traded company, which is the ability to buy and sell stock in a liquid market in which accurate and timely pricing information is readily available. Because of the extremely low trading volume of our Class A common stock and small number of market makers quoting our Class A common stock, our board of directors believes that the price quoted on the OTCBB does not accurately reflect the fair value of the Company's Class A common stock and that the appraised value, as determined by Gocial Gerstein, LLC, is a more accurate valuation.

         A proper tender will include delivery of a properly executed letter of transmittal and other required documents to us at or prior to 5:00 p.m., Hanover, Pennsylvania time, on the expiration date. Payment for properly tendered shares will be made promptly following the expiration of this offer.

         You may tender your shares only if your total record ownership is 15 or fewer shares of our Class A common stock.

         Solicitation of tenders is being made by management at the direction of our board, without additional compensation, through the mail, in person, by telephone or through other forms of communication. We will determine all questions about the eligibility of any shareholder to participate in this offer in our sole discretion, and our determination will be final and binding. If you have questions regarding your eligibility to participate in this offer, you may contact Gary Knisely at (717) 632-6000, Pietro Giraffa at (717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923.

         Participation in this offer is entirely voluntary. You may choose to continue to hold your shares and retain your rights as a shareholder, including any right to vote your shares, and to receive dividends, to the extent declared by our board of directors. However, if you are a record holder of 15 or fewer shares and elect to accept this offer, you must tender all of your shares. We will not accept partial tenders. Additionally, once you elect to tender your shares, you cannot withdraw your tendered shares.

         We estimate that approximately 101 of our 366 shareholders of record holding an aggregate of approximately 718 shares of our Class A common stock, are eligible to participate in this offer. Assuming all of these shareholders elected to participate in the offer and the shares tendered were purchased at the offer price of $131.00 per share, we estimate that the cost to us of purchasing these shares would be up to $94,058.00. All purchases we make pursuant to this offer will be funded with our cash.

         Because we are offering to purchase shares only from shareholders that own 15 or fewer shares of our Class A common stock, this offer constitutes an "odd-lot tender offer" and is being conducted pursuant to Rule 13e-4(h)(5) under the Exchange Act. In addition, because, upon the completion of this offer, we expect to reduce the number of our shareholders of record below 300, this offer may also constitute a "going-private transaction" and is being conducted in compliance with Rule 13e-3 under the Exchange Act.

CONDITIONS OF THE OFFER

         This offer is not conditioned on the receipt of tenders for any minimum number of shares, but it is our intention not to consummate the offer unless at least 68 eligible shareholders accept the offer. We will not accept any alternative, conditional or contingent tenders. Also, any tenders of shares by any eligible shareholder must be for all of his or her shares of Class A common stock. If we fail at any time to exercise any of our rights, that failure to exercise shall not constitute a waiver of such rights.

         Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, if at any time on or after December 2, 2004 and prior to the expiration date, any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, excluding any action or omission to act by us, makes it inadvisable to proceed with our offer or with acceptance for payment or payment for the shares in our offer:

         (1) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

                  (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of our offer, the acquisition of shares under our offer, or is otherwise related in any manner to, or otherwise affects, our offer; or

                  (b) could, in our reasonable judgment, materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our offer's contemplated benefits (such as becoming a private, non-reporting company and related cost and management time savings) to us;

         (2) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

         (3) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

         (4) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

         (5) the commencement or escalation of a war, armed hostilities or any other national or international crisis, including terrorism events, directly or indirectly involving the United States;

         (6) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

         (7) a 15% decrease in the market price of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial food markets in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of us and our subsidiaries, taken as a whole, or on the trading in our shares;

         (8) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

         (9) any change or event occurs, is discovered, or is threatened to the business, condition (financial or otherwise), income, operations, or prospects of us or our subsidiaries, or in ownership of our shares, which may reasonably be deemed material and adverse to us; or

         (10) the lenders and financial institutions that restrict, by agreement, our ability to repurchase stock shall not have consented to the purchase of the Class A shares as reasonably determined in our judgment.

         The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances (excluding our action or inaction) that give rise to the conditions and we may, in our reasonable discretion, waive any of the conditions listed above, in whole or in part, before the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of our offer. However, all conditions, other than those involving the receipt of necessary government approvals, must be satisfied or waived before the expiration of our offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

         In addition, if any of the conditions listed above occur, we may delay payments to shareholders who tendered shares. In the case of the occurrence of one of the conditions listed above, we will as soon as practicable, either assert the condition and return any tendered shares and related materials or distribute payments to eligible shareholders. Completion of the offer and payment for shares despite the occurrence of one of the listed events constitutes a waiver of the condition.

WAIVER OF CONDITIONS

         If we waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder we will waive the particular conditions with respect to all shareholders eligible to participate in the offer.

EXPIRATION AND EXTENSION OF THE OFFER

         This offer will expire on January 7, 2005, unless extended to a later date at our discretion. Your offer documents must be received by us at or prior to 5:00 p.m., Hanover, Pennsylvania time, on the expiration date, or on any date thereafter to which this offer is extended.

         We reserve the right, in our sole discretion, to extend the period of time during which this offer is open and delay acceptance for payment of, and payment for, tendered shares. We can extend this offer by making a public announcement of the extension. We will make such announcement no later than 9:00 a.m., Hanover, Pennsylvania time, on the next business day after the previously scheduled or announced expiration date. A business day means any day other than a Saturday, Sunday or United States federal holiday. Any period measured in business days includes the first day of the period.

         We will disseminate any such public announcement promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

TERMINATION OR AMENDMENT OF THE OFFER

         We reserve the right, in our sole discretion and subject to compliance with applicable law, to terminate this offer and not accept for payment or pay for any shares by making a public announcement of the termination. Upon the termination of the offer, we will promptly return your tendered shares.

         Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend this offer. Amendments to this offer may be made at any time and from time to time and effected by public announcement no later than 9:00 a.m., Hanover, Pennsylvania time on the next business day after the previously scheduled or announced expiration date and, in the event that such amendment is material, we will provide notice and, if necessary, extend this offer to ensure that at least ten business days remain prior to the expiration of this offer.

PROCEDURE FOR TENDERING SHARES

         RECORD HOLDERS. If you are a shareholder eligible to participate in this offer, and you wish to tender those shares for which you are the shareholder of record, you should complete and sign the letter of transmittal (THE BLUE DOCUMENT) according to its instructions as provided in this package. A copy of the letter of transmittal is included as Appendix A to this offer to purchase for the information of shareholders that our records indicate are not eligible to participate in this offer. Please note you must tender all your shares. For shareholders our records indicate are eligible to participate in this offer, the number of shares you own according to our records are pre-printed in the "Description of Shares Tendered" section of the letter of transmittal. You should mail the letter of transmittal or deliver it, together with the certificates for your shares and any other required documents in the enclosed envelope to us at 1486 York Street, Hanover, Pennsylvania 17331.

         Your tender offer documents must be received by us at or prior to 5:00 p.m. Hanover, Pennsylvania time on January 7, 2005.

         We will not require signature guarantees as long as the letter of transmittal is signed by the record holder of the tendered shares. For purposes of this section, the record holder of the shares includes any participant in the Depository Trust Company ("DTC"), which is a securities depositary, whose name appears on the security position listing as the owner(s) of the shares. However, the signature guarantee may be required if the record holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal. If you have checked either of these boxes, please call Gary Knisely at (717) 632-6000, Pietro Giraffa at (717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923.

         If a stock certificate is registered in the name of a person other than the person executing the letter of transmittal, or payment is to be made to a person other than the record shareholder, then the certificate must be endorsed on its reverse side or must be accompanied by an appropriate stock power with the signature guaranteed by an eligible guarantor institution. All certificates endorsed on the reverse side or stock powers must be signed exactly as the name of the record shareholder appears on the stock certificate.

         BENEFICIAL HOLDERS IN THE "STREET NAME." If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution if you desire to tender your shares. You may also contact us by calling Gary Knisely at (717) 632-6000, Pietro Giraffa at (717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923 for further information.

         GUARANTEED DELIVERY. If you cannot deliver your stock certificate or other required documents to us before the expiration date of this offer, you may tender your shares by using the guaranteed delivery procedure. To tender your shares by this method, you must complete and sign the notice of guaranteed delivery in the form we have provided with this offer to purchase. The notice of guaranteed delivery must be delivered to us before the expiration date of this offer. The notice of guaranteed delivery must be guaranteed by an eligible institution. Your endorsed stock certificates along with a properly completed signed letter of transmittal and any other documents required by the letter of transmittal must be received by us within three (3) business days of the expiration of the offer in order for your tender to be effective.

         METHOD OF DELIVERY. The method of delivery of all documents, including stock certificates, the letter of transmittal and other required documents, is at the discretion and risk of the tendering shareholder. You should allow adequate time for the delivery of the documents. We must receive all required documents by the expiration date. If you would like to deliver the documents by mail, we recommend that you use registered mail and request a return receipt.

         BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. Under the U.S. backup federal income tax withholding rules applicable to certain stockholders other than certain exempt stockholders, the depositary will be required to withhold 28% of any payments made to those stockholders pursuant to the offer. To prevent backup federal income tax withholding on payments with respect to the purchase price of shares purchased pursuant to the offer, each stockholder should certify to us that he is not subject to backup federal income tax withholding by properly providing us with: (1) a properly executed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (with applicable attachments) as appropriate, or (2) such stockholders' taxpayer identification number on a property executed Form W-9 (included in the letter of transmittal). Please consult with your own tax advisor regarding your qualification from exemption from backup withholding and the procedure for obtaining any applicable exemption.

REJECTION; DETERMINATION OF VALIDITY

         We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or are not eligible to participate in this offer or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and our interpretation of the terms of this offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any tender or will incur any liability for failure to give any such notification.

REPRESENTATIONS OF TENDERING SHAREHOLDERS

         A tender of shares by you will be treated as a representation by you that (i) you are the beneficial owner of 15 or fewer shares as of the record date, (ii) you are tendering all of your shares and (iii) you hold a net long position in our Class A common stock equal to the number of tendered shares. You are also deemed to represent that you own the tendered shares free and clear of any liens or other encumbrances and have the authority to sell the tendered shares to us. It is a violation of federal securities laws for anyone to tender shares unless, at the time of tender and at the expiration date (including any extensions), the tendering person (i) has a net long position equal to or greater than the number of shares tendered and (ii) will deliver, or cause to be delivered, the shares in accordance with the terms of the offer. You must also agree to complete any additional documents that we request in order to complete the sale of your shares to us.

LOST OR DESTROYED CERTIFICATES

         If your certificate(s) for part or all of your shares of Class A common stock has been lost, stolen, misplaced or destroyed, you should contact Gary Knisely at (717) 632-6000, Pietro Giraffa at (717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923 and ask for a "lost stock certificate affidavit" and instructions. This lost stock certificate affidavit will be required to be submitted, together with the letter of transmittal, in order to receive payment for shares of our Class A common stock tendered and accepted. Please provide us with your return address and a telephone number at which you can be reached.

NO DISSENTERS' OR APPRAISAL RIGHTS

         Dissenters' or appraisal rights are not available in this offer.

NO SHAREHOLDER VOTE

         This offer is not subject to shareholder vote.

NO WITHDRAWAL RIGHTS

         Once you tender your shares, you may not withdraw them from this offer. If we extend the offer, the shares tendered before the extension still cannot be withdrawn and may be held through the end of the offer until payment.

RETURN OF UNPURCHASED SHARES

         If any tendered shares are not purchased by us, stock certificates for unpurchased shares will be returned promptly after the expiration or termination of this offer. Shares will be returned without expense to the tendering shareholder.

PURCHASE AND PAYMENT

         Subject to our ability to deregister the Class A common stock, and to the extent permitted by law and SEC rule, prior to the expiration date we may, or otherwise, promptly after the expiration date of this offer we may, accept for payment and pay for, and thereby purchase, shares properly tendered before the expiration date. When we accept your shares for payment, we will have entered into a binding agreement with you on the terms and conditions described in this offer to purchase. We will pay for the shares purchased by sending payment to the tendering shareholder, unless instructed otherwise in the letter of transmittal. Under no circumstances will we pay interest on the purchase price to be paid regardless of any delay in making such payment.

         We will pay all share transfer taxes, if any, payable on the transfer to us of shares purchased under the offer. If, however, payment of the purchase price is to be made to any person other than the record holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all share transfer taxes, if any (whether imposed on the record holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption therefrom, is submitted.

SOURCE AND AMOUNT OF FUNDS

         We believe that the total number of shares that may be sold by eligible shareholders pursuant to this offer is approximately 718. Assuming all of these shareholders elect to participate in this offer and the shares offered are purchased at the offer price of $131.00 per share, we estimate that the cost to us of purchasing these shares would be up to $94,058.00. This amount does not include our expenses associated with this offer, which are described below under "-- Fees and Expenses."

         We intend to pay for all validly offered shares, as well as for the costs and expenses of this offer, with our cash.

FEES AND EXPENSE

         We will be responsible for paying all expenses associated with this offer. We estimate that our total expenses associated with this offer will be $290,000 consisting of the following:

                 Legal Fees ...................    $    175,000
                 Printing and Mailing .........          10,000
                 SEC Filing Fees ..............              20
                 Fairness Opinion .............          80,000
                 Accounting Fees ..............           5,000
                 Miscellaneous ................          10,000
                                                   ------------
                 Total Estimated Expense ......    $    280,020
                                                   ============

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to this offer to purchase. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to this offer to purchase to their customers.

         All requests for additional copies of this offer to purchase, the letter of transmittal and other tender offer materials may be directed to Gary Knisely, Pietro Giraffa or Patricia Townsend at 1486 York Street, Hanover, Pennsylvania 17331, (717) 632-6000. In addition, any questions regarding the procedures for tendering in this offer and requests for assistance in tendering your shares should also be directed to Gary Knisely, Pietro Giraffa or Patricia Townsend.

                         INFORMATION ABOUT THE COMPANY

MARKET PRICE AND DIVIDEND INFORMATION

         The following table sets forth the high and low bid prices per share of our Class A common stock on a quarterly basis over the past two fiscal years, as well as dividends paid per share of our Class A common stock. OTCBB market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                CLASS A COMMON STOCK
                                             --------------------------
            QUARTER ENDED                      HIGH    LOW    DIVIDENDS
         ------------------------------      ------- -------  ---------
         September 1, 2002 ..........        $ 53.00 $ 51.75   $ 0.275
         December 1, 2002 ...........        $ 50.75 $ 49.25   $ 0.275
         March 2, 2003 ..............        $ 52.75 $ 50.00   $ 0.275
         June 1, 2003 ...............        $ 61.00 $ 54.00   $ 0.275
         August 31, 2003 ............        $ 70.50 $ 52.50   $ 0.275
         November 30, 2003 ..........        $ 75.00 $ 71.70   $ 0.275
         February 29, 2004 ..........        $ 94.00 $ 76.00   $ 0.275
         May 30, 2004 ...............        $ 95.00 $ 82.00   $ 0.275
         August 29, 2004 ............        $ 89.00 $ 82.00   $ 0.275
         August 30, 2004 (through
            December 1, 2004) .......        $ 91.75 $ 84.25   $ 0.275

         We have maintained a policy of paying a quarterly dividend of $0.275 per share for our Class A common stock. Our continuing payment of dividends in the future is at the sole discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition and restrictive covenants in our credit facilities, as well as other relevant factors.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         Before making a decision to tender your shares, you should read the following financial information, as well as the financial information incorporated by reference into this offer to purchase, and the accompanying notes, in their entirety. For information on how to obtain the financial information incorporated by reference, see "Where You Can Find Additional Information."

         The following table sets forth our summary consolidated financial information for the (i) fiscal years ended May 30, 2004 and June 1, 2003 and
(ii) the three month periods ended August 29, 2004 and August 31, 2003. This summary financial information has been derived from, and should be read in conjunction with (i) our audited consolidated financial statements and notes as of, and for the fiscal years ended May 30, 2004 and June 1, 2003, which are incorporated herein by reference to our annual report on Form 10-K/A for the fiscal year ended May 30, 2004 and (ii) our unaudited financial statements and notes for the three month period ended August 29, 2004, which are incorporated herein by reference to our quarterly report on Form 10-Q for the three month period ended August 29, 2004.

                                                    THREE-MONTH   THREE MONTH
                                                   PERIODS ENDED PERIODS ENDED   FISCAL YEARS    FISCAL YEARS
                                                     AUGUST 29,    AUGUST 31,    ENDED MAY 30,   ENDED JUNE 1,
                                                        2004          2003           2004            2003
                                                   ------------- -------------   -------------   -------------
                                                        (in thousands, except share and per share data)

Net Sales .................................           $ 79,681     $ 66,900        $318,028        $290,311
Earnings before income taxes ..............           $  2,897     $  2,630        $ 17,027        $ 15,528
Net Earnings ..............................           $  1,983     $  1,812        $ 11,441        $  9,874
Net Earnings per common share - basic .....           $   2.72     $   2.49        $  15.74        $  13.64
Net Earnings per common share - diluted ...           $   2.68     $   2.46        $  15.51        $  13.40
Basic weighted - average shares ...........            725,171      723,330         724,186         720,684
Diluted weighted - average shares .........            738,868      736,396         737,608         733,750
Common shares outstanding -period end .....            725,105      723,330         724,972         723,330
Preferred shares outstanding - period end..             24,564       24,564          24,564          24,564


                                                     AUGUST 29,    AUGUST 31,       MAY 30,         JUNE 1,
                                                        2004         2003            2004            2003
                                                    -----------    ----------     ----------      -----------
                                                                      (in thousands)

Total current assets ......................           $128,537      $ 99,659       $105,294        $ 90,831
Property, plant and equipment - net .......           $ 83,407      $ 72,649       $ 84,105        $ 72,634
Total assets ..............................           $221,998      $181,310       $199,388        $171,433
Total current liabilities .................           $ 84,084      $ 51,816       $ 63,633        $ 43,804
Long-term debt ............................           $ 21,071      $ 25,357       $ 21,071        $ 25,357
Total liabilities .........................           $116,010      $ 86,453       $ 95,288        $ 78,216
Total stockholders' equity ................           $105,988      $ 94,857       $104,100        $ 93,217
Total liabilities and stockholders' equity.           $220,998      $181,310       $199,388        $171,433

OTHER FINANCIAL DATA

         The ratio of earnings to fixed charges at May 30, 2004 and June 1, 2003 was 7.9 and 6.35, respectively. At August 29, 2004, our ratio of earnings to fixed charges was 5.5 and our net book value per share of Class A common stock was $98.13.

PROJECTIONS

         Hanover does not as a matter of course make public forecasts as to future revenues, earnings or other financial information. Hanover did, however, prepare certain projections that it provided to the special committee and Ryan Beck in connection with the proposed transaction. The projections set forth below are included in this document solely because such information was requested by and therefore provided to the special committee and Ryan Beck.

         The projections set forth below were not prepared by Hanover with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. While prepared with numerical specificity, the projections were not prepared in the ordinary course and the projections reflect numerous estimates and hypothetical assumptions, all made by Hanover, with respect to industry performance, general business, economic, market, interest rate and financial conditions and other matters, which may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Hanover's control. Generally, the further out the period to which forecasts relate, the more unreliable those forecasts become due to the difficulty in making accurate predictions of future events. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove to be accurate, and actual results may be materially different from those contained in the projections set forth below.

         In light of the uncertainties inherent in forward-looking information of any kind, Hanover cautions against undue reliance on this information. The inclusion of this information should not be regarded as an indication that anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. While Hanover has prepared these projections with numerical specificity and has provided them to Ryan Beck in connection with this proposed transaction, Hanover has not made, and does not make, any representation to any person that the projections will be met. Hanover does not intend to update or revise such projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.

         Set forth below is a summary of these forecasts. These forecasts should be read together with the historical financial statements of Hanover and the cautionary statements concerning forward-looking statements on page 1.

         The financial forecasts prepared by Hanover reflected the following anticipated future operating performance for Hanover:



                   HANOVER FOODS CORPORATION AND SUBSIDIARIES

                                                       PROJECTION
                                                      ------------
                                                      FISCAL YEAR
                                                         ENDED
                                                      MAY 31, 2005
                                                      ------------
                                                     (in thousands)
             Net Sales .............................  $    358,000
             Cost of goods sold ....................       304,000
             Gross Profit ..........................        54,000
             Selling Expenses ......................        14,400
             Administrative expenses ...............        17,000
             Operating profit ......................        22,600
             Interest expense ......................         2,700
             Other (income) expense - net ..........          (100)
             Earnings before income taxes ..........        20,000
             Income taxes ..........................         7,000
             Net earnings ..........................  $     13,000

         Hanover has made certain assumptions on which the projections were based, relating to the achievement of strategic goals, objectives, and targets over the applicable periods, including assumptions related to revenue growth and cost control measures.

         Hanover's ability to reach its estimated sales growth of 13% for the fiscal year ended May 31, 2005 will be dependent upon the twelve month sales resulting from Hanover's recent acquisitions of assets related to businesses of canned food, snack food and fresh prepared food plants which occurred in the fiscal year ended May 30, 2004. For the first five (5) months of fiscal year 2005, Hanover is on target to achieve its estimated sales growth in fiscal year 2005.

         The assumptions in determining the projections are:

         o The same gross margins as in fiscal year 2004 will be maintained.

         o Selling expenses will increase slightly due to our outside brokerage commissions.

         o Administrative expenses will increase due to our normal payroll increases.

         o Interest expenses will increase due to a projected higher interest rate on our seasonal line of credit.

         o Pre-tax profit will be the same percentage in fiscal year 2005 as in fiscal year 2004.

                             MANAGEMENT INFORMATION

         Set forth below is certain information with respect to our directors and executive officers as of the date of this offer to purchase. Each of our directors and executive officers is a citizen of the United States. None of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as otherwise noted, the business address of each person is in care of Hanover Foods Corporation, 1486 York Street, Hanover, Pennsylvania 17331.

DIRECTORS

         The following table and disclosure set forth the name, age and the present principal occupation or employment, and the name and principal business of any corporation or other organization in which such employment is carried on, of our directors.

                                                                                                          DIRECTOR
           NAME                     AGE (1)                PRINCIPAL OCCUPATION OR EMPLOYMENT               SINCE
   ---------------------------     --------   --------------------------------------------------------    --------
   John A. Warehime                   67      Our Chairman of the Board, President and Chief Executive      1985
                                              Officer
   Clayton J. Rohrbach, Jr.           84      Retired; formerly Vice President of Marketing at CPC          1984
                                              International
   Cyril T. Noel (2)                  79      Retired; formerly our Vice President of Finance               1983
   T. Edward Lippy                    75      Vice President of Lippy Brothers, Inc.                        1994
   Arthur S. Schaier                  62      President & CEO at Schaier Nissan & Schaier Honda,            1994
                                              Schaier's Enterprises, Inc.
   James G. Sturgill, CPA, CVA        63      Managing Partner at Sturgill & Associates, LLP                1994
   James A. Washburn                  55      Chairman and CEO at Park 100 Foods, Inc.                      1996
   Jennifer W. Carter(3)              40      Homemaker, Former Assistant to the Chairman                   2002
   T. Michael Haugh                   54      President of Hospitality Management Corp.                     2002

-------------------
(1)  Age as of the record date.
(2) Mr. Noel served on the Board from May 1983 until June 1994 and from October 1994 to present.
(3)  Ms. Carter is the daughter of John A. Warehime.

         The following information about our directors is based, in part, upon information supplied by such persons.

         John A. Warehime has served as our Chairman of the Board and Chief Executive Officer since 1989 and as our director since 1985. Mr. Warehime has 51 years of experience in the food processing industry.

         Clayton J. Rohrbach is currently retired. Prior to his retirement, Mr. Rohrbach was employed at CPC International, a large New York Stock Exchange traded food company located in Englewood Cliffs, New Jersey, from 1975 through 1985 as Vice President of Marketing.

         Cyril T. Noel is currently retired. Mr. Noel was our Vice President of Finance from 1985 through 1994. Mr. Noel has served on the Board from May 1983 until June 15, 1994 and from October 18, 1994 to the present.

         T. Edward Lippy has been the Vice President of Lippy Brothers, Inc., a family farming company located in Hampstead, Maryland, since 1994. Mr. Lippy has served as Vice Chairman and director of Farmers & Merchants Bank, a public company located in Fowblesburg, Maryland, since 1989. Additionally, Mr. Lippy, served as the Chairman of Baltimore Farm Credit Bank from 1990 through 1992 and as Chairman of the Farm Credit Council, Washington, D.C. from 1993 through 1997.

         Arthur S. Schaier has been a shareholder, President and Chief Executive Officer - Schaier Nissan, Schaier Honda, and Schaier Enterprises, Inc., a retail car dealership headquartered at Long Beach, California since 2003. Prior to 2003, he was Corporate General Manager of Earnhardt's Dodge Motor Companies located in Gilbert, Arizona, since 1981.

         James G. Sturgill, CPA, CVA, has been the Managing Partner at Sturgill & Associates, LLP, a public accounting firm headquartered in Westminster, Maryland, since 1993. Prior to 1993, he was employed at Sturgill, Rager & Lehman, a firm located in Westminster, Maryland from 1980 to 1993.

         James A. Washburn has been the Chairman and Chief Executive Officer of Park 100 Foods, Inc., a food manufacturing company, located in Tipton, Indiana, since 1991. Mr. Washburn is also Chief Executive Officer of Hamilton Medaris Corporation and H.M.C. Transportation located in Fishers, Indiana.

         Jennifer W. Carter was our Sales and Marketing Facilitator from 1997 to 2004 and was Assistant to our Chairman from 2000 until her retirement in 2004. Ms. Carter is the daughter of John Warehime.

         T. Michael Haugh has been President of Hospitality Management Corporation, Abbottstown, Pennsylvania, a contract food service company including a fine dining restaurant and off-premises catering operation, since 1997.

EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS

                                                      PRINCIPAL OCCUPATION DURING
NAME AND AGE (1)                                      PAST FIVE (5) YEARS AND TERM IN OFFICE
----------------                                      --------------------------------------
GARY T. KNISELY, ESQUIRE                              Executive Vice President-1995-Present;
Chief Financial Officer, Counsel                      Vice President-Administration-1989-1995;
Executive Vice President and Secretary                Counsel-1987-Present; Secretary-1987-
Age: 56                                               Present. Mr. Knisely also acts as Chief
                                                      Financial Officer
                                                      (January 1996-Present).

PIETRO D. GIRAFFA, JR.                                Vice President-Controller-1996-Present;
Vice President-Controller                             Controller-1984-1996. Mr. Giraffa also acts as
Chief Accounting Officer                              Chief Accounting Officer
Age: 58                                               (January 1996-Present).

ALAN T. YOUNG                                         Senior Vice President-Purchasing & Transportation
Senior Vice President-Purchasing and Transportation   July 28, 2000-Present;
Age: 61                                               Vice President-Transportation-1996-2000;
                                                      Vice President-Operations-1991-1996;
                                                      Director of Corporate Logistics-1990-1991;
                                                      Manager of Corporate Systems-1986-1990.

DANIEL E. SCHUCHART                                   Vice President of Sales-October 19, 2000-Present;
Vice President of Sales                               Vice President of Industrial Sales-June 1, 1995-
Age: 50                                               October 18, 2000.

STEVEN E. ROBERTSON                                   Treasurer - January 2003 - Present
Treasurer                                             Treasury Manager- 1991 - January 2003
Age: 48

-------------------
(1) Age as of the record date.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHER
BENEFICIAL OWNERS

         The following table sets forth as of the record date certain information with respect to the beneficial ownership of the capital stock by:
(i) each person who is known by us to be the beneficial owner of more than five percent of any class of our capital stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) our directors and executive officers as a group. Except as otherwise indicated, the beneficial owners of the capital stock listed below have sole investment and voting power with respect to such shares. The address of the directors and executive officers is that of the Company.

         As of the record date, the following number of shares of each class of capital stock were outstanding:

                                                      NUMBER OF
                  CLASS OF CAPITAL STOCK               SHARES
               -----------------------------          ---------
               Class A common stock ................   287,996
               Class B common stock ................   781,973
               Preferred stock, Series A ...........     6,228
               Preferred stock, Series B ...........     8,336
               Preferred stock, Series C ...........    10,000

                                                           SHARES BENEFICIALLY OWNED (1)
                                                        ------------------------------------
                                                          TITLE OF
                                                           CLASS       AMOUNT    % OF CLASS
                                                        -----------  ---------  ------------
              NAME OF 5% BENEFICIAL OWNER
COMMON STOCK
Alan A. Warehime Intervivos Trust A(2) ..............   Common A           --            --
Farmers Bank                                            Common B       39,828           5.0
c/o Allfirst Bank
13 Baltimore Street
Hanover, PA 17331

Alan A. Warehime Intervivos Trust B(3) ..............   Common A           --            --
Farmers Bank                                            Common B       76,165           9.7
c/o Allfirst Bank
13 Baltimore Street
Hanover, PA 17331

Heartland Advisors, Inc.(4) .........................   Common A       49,500          17.2
c/o William J. Nasgovitz                                Common B           --            --
790 North Milwaukee Street
Milwaukee, WI 53202

ARWCO Corporation (18) ..............................   Common A        2,568             *
P.O. Box 917                                            Common B           --
Hanover, PA 17331

Warehime Enterprises, Inc. (18) .....................   Common A       19,109           6.6
251 Frederick Street                                    Common B       15,994           2.0
Hanover, PA 17331

Elizabeth W. Stick (18) .............................   Common A       14,972           5.2
35 Peyton Road                                          Common B       44,244           5.7
York, PA 17403

                                                                         SHARES BENEFICIALLY OWNED (1)
                                                                     -------------------------------------
                                                                       TITLE OF
                                                                         CLASS      AMOUNT    % OF CLASS
                                                                     -----------   --------  -------------
J. William Warehime(18) .........................................    Common A         1,834           *
257 Frederick Street                                                 Common B        77,708         9.9
Hanover, PA 17331

Sally W. Yelland(18) ............................................    Common A            --          --
2015 Youngs Road                                                     Common B        36,962         4.7
Hanover, PA 17331

Hanover Foods Corporation .......................................    Common A            --          --
Employee Stock Ownership Plan Trust                                  Common B        10,904         1.4%
1486 York Street
Hanover, PA 17331

Hanover Foods Corporation(5) ....................................    Common A            --          --
Employee Stock Trust                                                 Common B       344,495        44.1
1486 York Street
Hanover, PA 17331

Hanover Foods Corporation 401(k) Savings Plan Trust (6) .........    Common A            --          --
1486 York Street                                                     Common B            --          --
Hanover, PA 17331                                                    Preferred C     10,000       100.0

             DIRECTORS AND EXECUTIVE OFFICERS
John A. Warehime (9) ............................................    Common A         3,890         1.4
                                                                     Common B        45,554         5.8
                                                                     Preferred C        192         1.9

Clayton J. Rohrbach, Jr. (7) ....................................    Common A            88           *
                                                                     Common B            --          --

Cyril T. Noel (7) (8) (10) ......................................    Common A           301           *
                                                                     Common B            --          --
                                                                     Preferred A        432         6.9
                                                                     Preferred B        360         4.3

T. Edward Lippy (11) ............................................    Common A           385           *
                                                                     Common B            --          --

Arthur S. Schaier(7) ............................................    Common A         3,500         1.2
                                                                     Common B            --          --

James G. Sturgill, CPA, CVA (12) ................................    Common A           100           *
                                                                     Common B            --          --

                                                                            SHARES BENEFICIALLY OWNED (1)
                                                                         ----------------------------------
                                                                           TITLE OF
                                                                             CLASS      AMOUNT   % OF CLASS
                                                                         -----------  ---------  ----------
James A. Washburn .................................................      Common A          --          --
                                                                         Common B          --          --

Jennifer W. Carter (13) ...........................................      Common A         207           *
                                                                         Common B       5,855           *
                                                                         Preferred C       98           *

T. Michael Haugh ..................................................      Common A          --          --
                                                                         Common B          --          --

Gary T. Knisely, Esq. (8) (14) ....................................      Common A       1,688           *
                                                                         Common B       4,627           *
                                                                         Preferred B       64           *
                                                                         Preferred C      192         1.8

Pietro D. Giraffa, Jr. (15) .......................................      Common A          --          --
                                                                         Common B       3,616           *
                                                                         Preferred C      190         1.8

Alan T. Young(16) .................................................      Common A          --          --
                                                                         Common B       4,122           *
                                                                         Preferred C      192         1.8

Daniel E. Schuchart(17) ...........................................      Common A          88           *
                                                                         Common B       3,620           *
                                                                         Preferred C      163         1.5

Stephen E. Robertson(19) ..........................................      Common A          --          --
                                                                         Common B       1,563           *
                                                                         Preferred C       78          .8

All directors and executive officers as a group (14 persons) ......      Common A      10,247         3.6
                                                                         Common B      68,632         8.8
                                                                         Preferred A      432         6.9
                                                                         Preferred B      424         5.1
                                                                         Preferred C    1,105        11.1

-------------------
* Less than one percent.

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after the record date. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes shares held by the Alan A. Warehime Intervivos Trust A. Voting and dispositive power with respect to such shares is shared by five trustees, each of whom has one vote. A majority vote of such individuals is required to vote or dispose of such shares. Trustees of such trust include John A. Warehime, our Chairman, President and Chief Executive Officer, Cyril T. Noel, our director, Sally Yelland, Michael Warehime and the Allfirst Bank.

(3) Includes shares held by the Alan A. Warehime Intervivos Trust B. Voting and dispositive power with respect to such shares is shared by five trustees, each of whom has one vote. A majority vote of such individuals is required to vote or dispose of such shares. Trustees of such trust include John A. Warehime, our Chairman, President and Chief Executive Officer, Cyril T. Noel, our director, Sally Yelland, Michael Warehime and the Allfirst Bank.

(4) As reported by Heartland Advisors, Inc. (Heartland) and William J. Nasgovitz, the President and a principal shareholder of Heartland, in Amendment Five to Schedule 13G dated December 31, 2000. Each of Heartland and Mr. Nasgovitz reported sole voting and no dispositive power with respect to the shares held. Such shares are held in investment advisory accounts of Heartland. The interests of one such account, Heartland Value Fund, relates to more than 5% of the class.

(5) Includes 13,500 shares and 199,450 shares contributed to the Employee Stock Trust for the purpose of funding our obligations under the 2002 and 2003 Stock Option Plans, respectively. Shares held by the Employee Stock Trust are voted by the employee beneficiaries of the Employee Stock Ownership Plan and option grantees under the Stock Option Plans, on a confidential basis, except for procedural matters where the shares are voted by the trustee of such trust, director Noel.

(6) The 401(k) Plan may be deemed to beneficially own the shares held by such plan. The Series C preferred stock is currently convertible into shares of the Class A common stock on a one for one basis. The trustees of the 401(k) Plan and the subtrust, which holds the Series C Preferred stock under the plan, are directors Noel, Rohrbach and Schaier.

(7) Excludes 10,000 shares of the Series C preferred stock held by the 401(k) Plan Trust. In their capacity as co-trustees of such plan, directors Noel, Rohrbach and Schaier have shared voting and dispositive power over the 10,000 shares held by the 401(k) Plan Trust. Shares held by the 401(k) Plan Trust are voted by a majority of the plan trustees. The Series C preferred stock is convertible into Class A common stock on a one for one basis.

(8) Shares of Series A or B preferred stock are convertible into Class A common stock on an equitable basis. The current conversion ratio is 3.83 shares of Series A or B preferred stock to one share of Class A common stock. Such conversion ratio is subject to change based upon current book value of the Class A common stock.

(9) Includes 3,562 shares of Class A common stock owned jointly with spouse, 328 shares of Class A owned by Mr. Warehime's spouse, 9,057 shares of Class B common stock owned jointly with spouse, 325 shares owned by Mr. Warehime's spouse and 192 shares of Series C preferred stock owned by Mr. Warehime through the 401(k) Plan.

(10) Includes 88 shares of Class A common stock owned jointly with children, 160 shares of Series A preferred stock owned jointly with spouse.

(11) Includes 385 shares of Class A common stock owned jointly with spouse.

(12) Includes 100 shares of Class A common stock owned jointly with spouse.

(13) Includes 58 shares of Class B common stock owned by Ms. Carter through the Employee Stock Ownership Plan, 42 shares of Class B common stock owned by Ms. Carter's husband through the Employee Stock Ownership Plan, 90 shares of Series C preferred stock owned by Ms. Carter through 401(k) Plan, 8 shares of Series C preferred stock owned by Ms. Carter's husband through 401(k) Plan, and 2,000 shares of Class B common stock issuable upon the exercise of options, as to which Ms. Carter has voting power and 750 shares of Class B common stock issuable upon the exercise of options granted to Ms. Carter's husband. See Footnote 5 above.

(14) Includes (i) 127 shares of Class B common stock owned by Mr. Knisely through the Employee Stock Ownership Plan, as to which such officer may instruct the trustee how to vote such shares, (ii) 4,500 shares of Class B common stock issuable upon the exercise of options, as to which Mr. Knisely has voting power, (iii) 1,461 shares of Class A common stock, owned jointly with spouse, (iv) 227 shares of Class A common stock owned by Mr. Knisely's spouse, (v) 64 shares of Series B preferred stock, owned jointly with spouse, and (vi) 192 shares of Series C preferred stock owned by Mr. Knisely through the 401(k) Plan.

(15) Includes 116 shares of Class B common stock owned by Mr. Giraffa through the Employee Stock Ownership Plan, as to which such officer may instruct the trustee how to vote such shares, 3,500 shares of Class B common stock issuable upon the exercise of options, as to which Mr. Giraffa has voting power, and 190 shares of Series C preferred stock owned by Mr. Giraffa through the 401(k) Plan.

(16) Includes 122 shares of Class B common stock owned by Mr. Young through the Employee Stock Ownership Plan, as to which such officer may instruct the trustee how to vote such shares, 4,000 shares of Class B common stock issuable upon the exercise of options, as to which Mr. Young has voting power, and 192 shares of Series C preferred stock owned by Mr. Young through the 401(k) Plan.

(17) Includes 120 shares of Class B common stock owned by Mr. Schuchart through the Employee Stock Ownership Plan, as to which such officer may instruct the trustee how to vote such shares, 3,500 shares of Class B common stock issuable upon the exercise of options, as to which Mr. Schuchart has voting power, and 163 shares of Series C preferred stock owned by Mr. Schuchart through the 401(k) Plan.

(18) Ms. Stick and Ms. Yelland are directors and/or officers of ARWCO Corporation or Warehime Enterprises, Inc. The shares owned by Warehime Enterprises, Inc. and ARWCO Corporation are not included in the shares beneficially owned by the individual directors and officers.

(19) Includes 63 shares of Class B common stock owned by Mr. Robertson through the Employee Stock Ownership Plan, as to which such officer may instruct the trustee how to vote such shares, 1,500 shares of Class B common stock issuable upon the exercise of options, as to which Mr. Robertson has voting power, and 78 shares of Series C preferred stock owned by Mr. Robertson through the 401(k) Plan.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a Transaction Statement on
Schedule 13E-3 with the SEC relating to the offer. You may read and copy this or any other report or information that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our filings are also available to the public through the SEC's web site at http://www.sec.gov.

         The SEC allows us to incorporate by reference into this offer to purchase information contained in our annual and quarterly reports. This means that we can disclose this information to you by referring you to other documents that we have previously filed with the SEC. The information incorporated by reference is considered to be a part of this offer to purchase, except for any information that is modified or superseded by information contained in this offer to purchase or any other subsequently filed document. The financial information incorporated by reference is an important part of this offer to purchase and we urge all eligible shareholders to read this financial information in its entirety before tendering their shares. The following financial information has been filed by us with the SEC and is incorporated by reference into this offer to purchase:

         1. Annual Report on Form 10-K/A for the fiscal year ended May 30, 2004; and

         2. Quarterly Report on Form 10-Q for the three month period ended August 29, 2004.

         We incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this offer and prior to the expiration of the offer, or any extension thereof.

         No person is authorized to give any information or represent anything not contained in this offer to purchase. We are only making the offer in jurisdictions where the offer to purchase our Class A common stock is permitted. The information contained in this offer to purchase, as well as any report or information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

         The documents containing information incorporated by reference into this offer to purchase are available from us, without exhibits unless exhibits are also incorporated by reference, without charge upon request to Gary Knisely at (717) 632-6000, Pietro Giraffa at (717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923. Any documents so requested will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

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